UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
GALAXY DIGITAL INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2026 Annual Meeting of Stockholders
April 8, 2026
Dear Stockholders:
We invite you to attend the 2026 annual meeting of stockholders (the “Annual Meeting”) of Galaxy Digital Inc., a Delaware corporation, which will be held virtually on Thursday, May 28, 2026 at 9:00 a.m. Eastern Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GLXY2026, where you will be able to listen to the meeting live and vote your shares online during the meeting, just as you could at an in-person meeting. We believe that a virtual stockholder meeting better enables participation from our global community.
The Company is holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement (the “Proxy Statement”):
1.To elect Michael Daffey, Bill Koutsouras, Rhonda Adams-Medina, Douglas Deason, Jane Dietze and Michael Novogratz to serve on our Board of Directors (the “Board”) until our 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified;
2.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in the Proxy Statement; and
4.To select, on a non-binding advisory basis, whether future advisory votes on the compensation of our Named Executive Officers should be held every one, two, or three years.
We will also consider any other business that properly comes before the Annual Meeting or any continuation, adjournment or postponement thereof. At this time, we are not aware of any other matters to be submitted for consideration at the Annual Meeting.
Our Board has fixed the close of business on April 2, 2026 as the record date for the Annual Meeting. Only stockholders of record on April 2, 2026 are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available upon request for examination for ten (10) days prior to the Annual Meeting by contacting us via email at investor.relations@galaxy.com. Further information regarding voting rights, the matters to be voted upon and instructions to attend the Annual Meeting is presented in the Proxy Statement.
The Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”) are first being mailed on or about April 8, 2026 to all stockholders entitled to vote at the Annual Meeting. You will be asked to enter the 16-digit control number located on your Notice of Internet Availability of Proxy Materials, your proxy card or the instructions that accompanied your proxy materials to attend the Annual Meeting.
Every stockholder vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by internet, telephone or mail to ensure your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend the Annual Meeting. Returning the proxy does not affect your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. For additional instructions on attending the Annual Meeting or voting your shares (including tokenized shares), please refer to the section titled “Questions and Answers About the Proxy Materials and Our Annual Meeting” in the Proxy Statement.

Thank you for your ongoing support and continued interest in Galaxy.
By Order of the Board,
/s/ Michael Novogratz
Michael Novogratz
Founder, Chief Executive Officer and Director

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and our Annual Report are available at www.proxyvote.com.

Proxy Statement for 2026 Annual Meeting of Stockholders

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. In this Proxy Statement, we refer to Galaxy Digital Inc., a Delaware corporation, as “Galaxy,” the “Company,” “we,” “us” or “our” and the board of directors of Galaxy as the “Board.”
Information about our 2026 Annual Meeting of Stockholders
Date and Time: Thursday, May 28, 2026 at 9:00 am Eastern Time.
Location: The Annual Meeting will be a completely virtual meeting. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GLXY2026, where you will be able to listen to the meeting live and vote your shares online during the meeting.
Record Date: April 2, 2026. Holders of our Class A common stock and/or Class B common stock as of the close of business on the Record Date may vote at the Annual Meeting. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.” Any references to our Class A common stock in this Proxy Statement shall include tokenized Class A common stock (“Tokenized GLXY”).
Principal Executive Offices: Our principal executive offices are located at 300 Vesey Street, New York, NY 10282.
The Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”) are first being mailed on or about April 8, 2026 to all stockholders entitled to vote at the Annual Meeting.

Voting Matters and Board Recommendations:

Proposals		Board Recommendation	Page Numbers for Additional Information
1	Election of Directors	FOR ALL	13
2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	14
3	Advisory Vote on the Compensation of Named Executive Officers	FOR	16
4	Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers	ONE YEAR	17
We will also transact such other business as may properly come before the Annual Meeting or any continuations, adjournments or postponements thereof.
Governance and Board Highlights
We are committed to sound corporate governance, which strengthens the accountability of our Board and promotes the long-term interests of our stockholders. The list below highlights some of our corporate governance practices, as discussed further in this Proxy Statement.
•We have a non-classified Board, and directors are elected on an annual basis;
•Any incumbent director who does not receive a greater number of votes “for” such director’s election than votes “against” or “abstain” in an uncontested election of directors is required to tender his or her resignation, which is subject to acceptance by the Board;
•Our Board has a Lead Independent Director who has well-defined rights and responsibilities and is separate from the Chair of the Board;
•We have comprehensive risk oversight practices, including for cybersecurity, data privacy, legal and regulatory matters, and other critical evolving areas;
•Independent directors conduct regular executive sessions;
i

•Directors have regular access to management and maintain open communication and strong working relationships among themselves;
•Our non-employee directors are subject to stock ownership guidelines; and
•The Board and its committees conduct annual self-evaluations.
Executive Compensation Highlights
Our executive compensation program is designed to focus our executives on the long-term performance of Galaxy. The list below highlights some aspects of our executive compensation program, as discussed further in this Proxy Statement.
•Our executive equity program serves to link our executives’ long-term compensation outcomes to company performance and therefore to the interests of our stockholders over time.
•Risk and exposures are mitigated by strong oversight by our Compensation Committee of the Board (the “Compensation Committee”).
ii

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Galaxy is strongly committed to sound corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives with a view to enhancing long-term value for our stockholders.
The following table includes information regarding each of the nominees for election to our Board at the Annual Meeting, including their age, independence, position and length of service on our Board as of April 8, 2026. In addition, a biographical description for each director who is nominated for election is set forth below the table.

Name	Age	Independent	Position	Director Since(1)
Michael Daffey	59		Chair of the Board	May 2025
Bill Koutsouras(2)(3)	53		Lead Independent Director	May 2025
Rhonda Adams-Medina(2)	60		Director	May 2025
Douglas Deason(2)	64		Director	July 2025
Jane Dietze(3)(4)	60		Director	May 2025
Michael Novogratz	61		Director and Chief Executive Officer	May 2025
_________________
(1)In May 2025, the Company, Galaxy Digital Holdings Ltd. (“GDHL”) and Galaxy Digital Holdings LP (“GDH LP”) consummated a series of transactions resulting in the reorganization of the Company’s corporate structure (the “Reorganization Transactions”). Pursuant to the Reorganization Transactions, GDHL and GDH LP changed their jurisdiction of incorporation from the Cayman Islands to the state of Delaware and GDHL merged with and into the Company, with the Company surviving as the successor public company entity. Mr. Daffey, Ms. Dietze, Mr. Koutsouras, Mr. Novogratz and Richard Tavoso each served on the GDHL board of directors prior to the Reorganization Transactions. Mr. Tavoso has not been nominated for election to the Board at the Annual Meeting and will cease to be a director effective immediately after the Annual Meeting.
(2)Member of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”).
(3)Member of the Audit Committee of the Board (the “Audit Committee”).
(4)Member of the Compensation Committee.

Nominees for Director

Michael Daffey has served as Chair of our Board since the consummation of the Reorganization Transactions. Mr. Daffey also served as Chair of GDHL’s board of directors from September 2021 to May 2025. He was also a senior advisor to Galaxy from April 2021 to September 2024. Since 2024, Mr. Daffey has also served as the Chairman of Tamesis Partners, a specialist ECM with advisory business with a focus on the traditional mining sector. Mr. Daffey spent over 25 years in the financial services sector at Goldman Sachs. Until 2021, he was a Partner (since 2002), Chairman of the Global Markets Division and a member of the Management Committee at Goldman Sachs, a position he held since 2014. Mr. Daffey built his career in the trading division at Goldman Sachs, rising to top roles, including leading equities sales globally as well as fixed income and foreign exchange sales for Europe, Middle East, and Africa. He also served as a member of Goldman’s European Management Committee, Firmwide Client and Business Standards Committee, and Global Markets Executive Committee. Prior to this, Mr. Daffey was the Global Co-Chief Operating Officer of Goldman’s Equities business. Mr. Daffey holds a bachelor’s degree in economics and finance from the University of New South Wales.

We believe Mr. Daffey is qualified to serve on our Board because of his experience in a senior leadership role at a large global financial institution, where he led businesses through several cycles of growth, innovation and transformation.

Bill Koutsouras has served as Lead Independent Director of our Board since the consummation of the Reorganization Transactions. Mr. Koutsouras also served as Lead Director on GDHL’s Board from July 2018 to May 2025. From 2011 to 2025, Mr. Koutsouras served as the principal at Kouts Capital, an advisory services company providing assistance to companies with corporate finance and capital markets related transactions including providing strategic advice, introduction to capital providers and transaction structuring and implementation. Previously, Mr. Koutsouras was the Executive Vice President and Chief Financial Officer of Endeavor Financial Corporation, a mining-focused merchant banking business. Mr. Koutsouras is also a Chartered Professional Accountant and Chartered Financial Analyst and a member of the Chartered Professional Accountants of Canada and the CFA Institute. Mr. Koutsouras holds a bachelor’s degree in Economics from the University of Toronto.

We believe that Mr. Koutsouras is qualified to serve as a member of our Board because of his prior public company experience, extensive financial background, including in leadership positions, assisting companies with financing and strategic advice.

Rhonda Adams-Medina has served on our Board since the consummation of the Reorganization Transactions. Ms. Medina also served on the Board of Managers of Galaxy Digital Holdings GP LLC from September 2020 to May 2025. Ms. Medina is the Global Head of Business Affairs at Audible, Inc. (an Amazon company) and has been with Audible, Inc. since 2022, initially as the Head of Content Legal. Prior to Audible, Ms. Medina was Director of Business and Legal Affairs at Netflix since January 2019. Prior to Netflix, Ms. Medina was the Vice President, Business and Legal Affairs, at NBC Universal Kids for two years and spent 17 years at Nickelodeon, most recently as Senior Vice President and Deputy General Counsel. Ms. Medina previously served on the boards of the Princeton Medical Center Foundation; McCarter Theatre Center; and the advisory councils of Princeton University’s Department of African American Studies and Harvard Law School’s Charles Hamilton Houston Institute for Race and Justice. She is an emeritus advisory board member of the United Nations Foundation’s Girl Up campaign. Ms. Medina has a bachelor’s degree in East Asian Studies from Princeton University and a Juris Doctorate from Harvard Law School.

We believe that Ms. Adams-Medina is qualified to serve on our Board because of her long tenure at Fortune 100 innovators and deep experience with governance, complex transactions and managing risks.

Douglas Deason has served on our Board since July 2025. Mr. Deason has been the President of Deason Capital Services, LLC, a private investment firm, since 2009. Prior to that, Mr. Deason served as Chief Executive Officer of Precept Builders, Inc., a nation-wide commercial builder, from 1993 to 2009. Mr. Deason serves on the boards of Great American Media (Chairman); Ryan, LLC; and Park Cities Financial Group (parent of Dallas Capital Bank). In addition, Mr. Deason serves on the executive board of the Bobby Lyle School of Engineering at Southern Methodist University (SMU); the boards of the Texas Public Policy Foundation and the Lone Star Justice Alliance; and the advisory board of MD Anderson Cancer Center. Mr. Deason also serves as the Chairman of the advisory boards of the Institute for Cyber Security and the Deason Center for Criminal Justice Reform at the Dedman School of Law, both at SMU. Mr. Deason holds a degree in data processing quantitative analysis (computer science) from the University of Arkansas.

We believe that Mr. Deason is qualified to serve on our Board because of his decades of experience across financial services, real estate, and public markets.

Jane Dietze has served on our Board since the consummation of the Reorganization Transactions. Ms. Dietze also served as a member of GDHL’s board of directors from March 2022 to May 2025. Since 2018, Ms. Dietze has served as Chief Investment Officer and Vice President of Brown University. Previously, Ms. Dietze was the Director of Private Equity at Bowdoin College and Managing Director of Credit Funds at Fortress Investment Group, a global investment management firm. Before that, Ms. Dietze was a General Partner in venture capital funds at Nextpoint Partners, an early-stage, technology-focused fund, and Columbia Capital Corporation, an IT and communications-focused private equity fund, where she was a member of the Investment Committees and held board roles in over a dozen companies. Prior to her experience in venture capital, Ms. Dietze began her career as an analyst in the Mergers and Acquisitions Department of Goldman Sachs & Co., founded and sold a software company, and spent several years working in Russia and Central Europe as an Investment Officer at the International Finance Corporation, the private investment arm of the World Bank. Ms. Dietze holds a bachelor’s degree in politics from Princeton University and a master’s degree in international economics and Russian studies from the Johns Hopkins School of Advanced International Studies. She has also served on the board of directors of Strategy Inc. since December 2024, the Wenner-Gren Foundation since 2022 and the Investment Committee of the National Geographic Society since December 2021.

We believe Ms. Dietze is qualified to serve on our Board because of her background and experience in senior financial services roles, including in endowments, investment management firms and venture funds, as well as her experience serving on various companies’ boards.

Michael Novogratz is the founder of Galaxy and has served as Galaxy’s Chief Executive Officer since December 2017 and on our Board since the consummation of the Reorganization Transactions. Mr. Novogratz also served as Chairman of GDHL from July 2018 until September 2021 and as a director of GDHL from July 2018 to May 2025. Prior to founding Galaxy, Mr. Novogratz founded Galaxy Investment Partners, a family office. Prior to that, in 2002 he joined Fortress Investment Group LLC where he served as a Partner and President until January 4, 2016. Before Fortress, Mr. Novogratz spent 11 years at Goldman Sachs, where he was elected Partner in 1998. Mr. Novogratz served on the New York Federal Reserve’s Investment Advisory Committee on Financial Markets from 2012 to 2015. Mr. Novogratz holds a bachelor’s degree in Economics from Princeton University and served as a helicopter pilot in the United States Army. He is on the board of directors for Beat the Streets, Inc., the Jazz Foundation of America, the Bail Project and the REFORM Alliance.

We believe Mr. Novogratz is qualified to serve as a member of our Board because of his perspective, experience and thorough knowledge of our business and the cryptoeconomy as our Founder and Chief Executive Officer.

Independence of Directors
Our Class A common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”). The listing rules of Nasdaq generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.
Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the director must meet the bright-line tests for independence set forth by Nasdaq rules.
In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of Nasdaq.
Our Board reviews the independence of our directors, including through questionnaires completed at least annually. Based on information provided by each director concerning his or her background, employment and affiliations, our Board determined that Rhonda Adams-Medina, Douglas Deason, Jane Dietze and Bill Koutsouras, representing four of our six director nominees, are “independent directors” as defined under the applicable rules, regulations, and listing standards of Nasdaq. In making these determinations, the Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence. There are no family relationships among our directors and executive officers.
Our Board has also determined that all members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee satisfy the relevant Securities and Exchange Commission (“SEC”) and Nasdaq independence requirements for service on such committees.
Board Leadership Structure and Role of Our Lead Independent Director
Our Nominating and Corporate Governance Committee periodically considers the leadership structure of our Board and makes such recommendations to our Board as our Nominating and Corporate Governance Committee deems appropriate. Our Board believes it is important to have flexibility in selecting the Chairman of the Board (“Chair”) and our board leadership structure. Accordingly, our Corporate Governance Guidelines allow for the positions of Chair and Chief Executive Officer to be held by the same person. In making these leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of our stockholders. Our Corporate Governance Guidelines also provide for a Lead Independent Director, regardless of who holds the position of Chair.
Since May 2025, Bill Koutsouras has served as our Lead Independent Director. In connection with Mr. Koutsouras’ appointment as the Lead Independent Director, our Board considered his demonstrated leadership during his tenure as a member of the Board. Our Board annually reevaluates such appointment and following such evaluations, our Board re-appointed Mr. Koutsouras as our Lead Independent Director in February 2026. Our Corporate Governance Guidelines provide our Lead Independent Director with clearly defined responsibilities as follows:
•presiding at all meetings of the Board at which neither the Chair nor the Chief Executive Officer is present, including executive sessions of the independent directors;
•serving as liaison between the Chief Executive Officer and the Chair, on the one hand, and the independent directors, on the other hand;
•reviewing meeting agendas for the Board;
•reviewing meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•having the authority to call meetings of the independent directors; and
•if requested by major shareholders, ensuring that he is available for consultation and direct communication.

Our Board believes that the responsibilities assigned to Mr. Koutsouras as our Lead Independent Director help facilitate a dedicated, independent, and active Board. Moreover, our Board believes that the leadership structure of Mr. Koutsouras serving as our Lead Independent Director, Mr. Daffey’s role as Chair, and Mr. Novogratz’s role as a director and as Chief Executive Officer creates an appropriate balance, enabling strong leadership while effectively maintaining the Board’s independence and oversight of management. We have a Lead Independent Director who has authority that mirrors that of the Chair, including coordinating and setting board meeting agendas and the ability to call special meetings of the Board. Our Lead Independent Director interacts with the independent directors on an individual basis and also meets with the Chief Executive Officer and shares perspectives from the independent directors.
Board and Committee Meetings and Attendance
Our Board and its committees meet regularly throughout the year and also hold special meetings from time to time. During 2025, our Board met 5 times, the Audit Committee met 5 times, the Compensation Committee met 2 times, and the Nominating and Corporate Governance Committee met 1 time.
During 2025, each member of our Board attended at least 75% of the aggregate of (i) the total number of meetings our Board held during the period for which he or she was a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.
Executive Sessions
The independent directors regularly meet in executive sessions without management to promote open and honest discussion. Our Lead Independent Director, Mr. Koutsouras, is the presiding director at these meetings.
Committees of Our Board
Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our Board that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. Copies of the charters for each committee are available on our Investor Relations website at investor.galaxy.com. Members serve on these committees until their resignations or until otherwise determined by our Board.
Audit Committee
Our Audit Committee is currently comprised of Messrs. Koutsouras and Tavoso and Ms. Dietze. Mr. Koutsouras is the chairperson of our Audit Committee. Our Board intends to replace Mr. Tavoso with a new member of the Audit Committee immediately after the Annual Meeting, as Mr. Tavoso has not been nominated for election to the Board. Messrs. Koutsouras and Tavoso and Ms. Dietze each meet the requirements for independence under Nasdaq listing standards and SEC rules and regulations. In addition, our Board has determined that Jane Dietze is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on her any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board. Each member of our Audit Committee is financially literate. Our Audit Committee is directly responsible for, among other things:
•selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•evaluating the qualifications, performance and independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing material related party transactions for which review or oversight is required by applicable law or otherwise implicate disclosure requirements; and

•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
See below for additional information on our Audit Committee’s role in risk oversight.
Compensation Committee
Our Compensation Committee is currently comprised of Ms. Dietze and Mr. Tavoso. Mr. Tavoso is the chairperson of our Compensation Committee. Our Board intends to replace Mr. Tavoso with a new member of the Compensation Committee, as well as a new chairperson, immediately after the Annual Meeting, as Mr. Tavoso has not been nominated for election to the Board. The composition of our Compensation Committee meets the requirements for independence under Nasdaq listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:
•reviewing and approving, or recommending that our Board approve, the compensation and the terms of any compensatory agreements of our executive officers;
•reviewing the compensation of our directors;
•reviewing, evaluating and overseeing the administration of our equity-based compensation plans and policies;
•reviewing succession plans for senior management positions, including the Chief Executive Officer;
•reviewing and evaluating our employee benefit plans and policies;
•reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and
•establishing our overall compensation strategy.
Subject to the terms of its charter, the Committee may delegate its authority to subcommittees or the Chair of the Committee or to a committee that includes one or more officers or employees when it deems it appropriate and in the best interests of the Company and its stockholders.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is comprised of Mr. Deason, Mr. Koutsouras and Ms. Adams-Medina. Ms. Adams-Medina is the chairperson of our Nominating and Corporate Governance Committee. The composition of our Nominating and Corporate Governance Committee meets the applicable requirements for independence under Nasdaq listing standards. Our Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying, considering and recommending candidates for membership on our Board;
•recommending directors to serve on board committees;
•reviewing and making recommendations to our Board regarding our company policies, including considering the impact of Company procedures and processes on employees, citizens and communities;
•reviewing and advising management on the Company’s sustainability and stewardship strategy, policies and programs;
•reviewing and approving the implementation or revision of any compensation recoupment, “clawback” or similar policy;
•evaluating, and overseeing the process of evaluating, the performance of our Board, each committee and individual directors; and
•assisting our Board on corporate governance matters.
Director Qualifications
With the goal of developing a diverse, experienced, and highly qualified Board, the Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board the desired qualifications, expertise, and characteristics of members of our Board, including any specific minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for membership on our Board and any specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess.
Because the identification, evaluation, and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of our Board from time to time, our Board has not adopted a specific set of minimum qualifications, qualities, or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory, and Nasdaq listing requirements and the provisions of our Certificate of Incorporation, Amended and Restated Bylaws (the “Bylaws”), Corporate Governance Guidelines, and charters of the committees of our Board. In its evaluation of director candidates, our Nominating and Corporate Governance Committee will consider the current size and composition, organization and governance of our Board, and the needs of our Board and its committees. In addition, the Nominating and Corporate Governance Committee may take into consideration many other factors including, among other things, a candidate’s independence, integrity, diversity in viewpoint and experience, geography, financial skills and other expertise, breadth of experience, knowledge about our business and industry, and ability to devote adequate time and effort to responsibilities of our Board in the context of its existing composition. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Through the nomination process, the Nominating and Corporate Governance Committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to our Board’s overall effectiveness. The brief biographical descriptions of each director set forth above in the section titled “—Nominees for Director” includes a summary of the individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board at this time.
Nomination to the Board
Candidates for nomination to our Board are selected by our Board based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the committee’s charter, our Certificate of Incorporation, our Bylaws, our Corporate Governance Guidelines and the criteria approved by our Board regarding director candidate qualifications. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates, as appropriate. In addition, the Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Stockholders wishing to propose a candidate for consideration may do so by submitting their recommendation to Galaxy Digital Inc., 300 Vesey St., 13th Floor, New York, NY 10282, Attention: Corporate Secretary. Each of Bill Koutsouras, Rhonda Adams-Medina, Douglas Deason and Jane Dietze were initially recommended to the Board by several of our then members of management. Mr. Novogratz is our Chief Executive Officer and serves as the director nominated pursuant to the Director Nomination Agreement (as defined below) between Galaxy Group Investments LLC (“GGI”), an entity controlled by him, and the Company. See the section titled “Certain Relationships and Related Person Transactions.”
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board, non-management members of our Board as a group, a committee of our Board or one or more individual members of our Board (including our Chair and Lead Independent Director) may do so by sending written communications via mail to: Galaxy Digital Inc., 300 Vesey St., 13th Floor, New York, NY 10282, Attention: Corporate Secretary. All stockholder communications we receive that are addressed to our Board will be reviewed and compiled by our Secretary and provided to the members of our Board, as appropriate and in accordance with our internal policies. If the correspondence is not addressed to a particular director, such correspondence will be forwarded, depending on the subject matter, to the chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee. Sales materials, and abusive, threatening or otherwise inappropriate materials and items unrelated to the duties and responsibilities of our Board, will not be provided to our directors.

Board and Committee Self-Evaluations
Throughout the year, our Board discusses corporate governance practices with management so that the Board and its committees follow practices in the best interests of the Company and its stockholders. Our Board conducts an annual self-evaluation for itself and its committees. As part of this process, members of the Board assess the performance of the Board and its committees. The chairperson of our Nominating and Corporate Governance Committee shares feedback received with the Nominating and Corporate Governance Committee and with the full Board. Our Board then reviews and discusses the feedback.
Board Attendance at Annual Meeting of Stockholders
Pursuant to our Corporate Governance Guidelines, we invite and encourage each member of our Board to attend our annual meetings of stockholders. This Annual Meeting will be our first annual meeting of our stockholders as a U.S. public company.
Our Board’s Role in Risk Oversight
Our Board has ultimate responsibility for overseeing our risk assessment and management. Our Board exercises this oversight responsibility directly and through its committees, which assist in discharging oversight duties and in addressing risks inherent in their respective areas.
With oversight from our Board, the Audit Committee is primarily responsible for assisting our Board in fulfilling its ultimate oversight responsibilities relating to risk assessment and management. The Audit Committee oversees our process and policies for determining risk tolerance and reviews significant risk exposures and management’s strategies for adequately mitigating and managing identified risks.
Legal risks are reported to our Chief Legal Officer, compliance risks are reported to our Deputy Chief Compliance Officer, and financial risks (e.g., financial reporting and stability, counterparty and credit risk, market risk, liquidity risk and payments risks) are reported to our Chief Financial Officer and Chief Risk Officer. Cybersecurity and related risks are discussed below.
The Audit Committee regularly receives updates from our management team on any material risks, as well as any incidents with lesser impact potential, and applicable remediation plans and statuses, risk metrics, escalated risk topics and risk assessment findings. We also consult external consultants and other third-party experts and service providers, where considered appropriate, to review our risk program capabilities, help us anticipate risk trends and to assess, test or otherwise assist with aspects of our risk management controls.
These updates are designed to provide timely visibility to our Audit Committee about the identification and assessment of key risks, our risk mitigation strategies, and ongoing developments. Our Audit Committee periodically reports to our Board regarding the key risk matters and topics discussed above.
Further, the Audit Committee’s oversight of our major financial risk exposures, including our procedures and related policies with respect to financial risk assessment and management, aligns with our disclosure controls and procedures. Our quarterly and annual financial statements and related disclosures are reviewed by our Disclosure Committee, comprised of our President and Chief Investment Officer, Chief Financial Officer, Chief Legal Officer, Chief Accounting Officer, Chief Risk Officer, and leaders across the business who participate in the risk assessment and management practices described above. Only after review by our Disclosure Committee are the financial statements and related disclosures reviewed and approved by our Audit Committee and our Board, as applicable, and then filed with the SEC.
The Compensation Committee reviews risks and exposures associated with our compensation plans and programs. The Nominating and Corporate Governance Committee reviews and assesses risks relating to our corporate governance practices, reviews and assesses our performance, risks, controls, and procedures relating to corporate responsibility, reviews the independence of our Board, and reviews and discusses our Board’s leadership structure and role in risk oversight. We believe this division of responsibilities is an effective approach for addressing the risks we face and that the leadership structure of our Board supports this approach.
Personal Data Protection and Cybersecurity Risk Oversight
Securing our key information systems and the personal information and other data of our customers, employees, partners, and other third parties stored on those systems is important to us. We have adopted physical, technological, and administrative controls to support our data security and data governance framework, and have a defined procedure for timely incident detection, containment, response, and remediation, including a written security incident response plan. While everyone at our Company plays a part in managing these risks, oversight responsibility is shared by our Board, Audit Committee, and senior management.
The Audit Committee periodically receives updates from members of management, including our Chief Technology Officer (“CTO”), on our cybersecurity risks, and reviews metrics about cyber threat response preparedness, program maturity milestones, risk mitigation status, and the current and emerging threat landscape. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity threats or incidents, as well as any incidents with lesser impact potential.
The Audit Committee periodically reports to our Board regarding key cybersecurity risks, mitigation strategies, and ongoing developments. Additionally, our Board receives regular updates from our CTO on our cyber risk management program and other matters related to our data privacy and cybersecurity approach, including risk mitigations to bolster and enhance our data protection and data governance framework. Members of our Board receive presentations that include cybersecurity topics and the management of key cybersecurity risks from our CTO as part of the continuing education of our Board on topics that impact public companies.
We also engage external consultants and other third-party security experts and service providers, where considered appropriate, to assess, test or otherwise assist with aspects of our cybersecurity controls and maintain information security risk insurance coverage.
Further, we maintain internal policies that govern our personal data protection practices, and have established protections such as access controls, encryption, data handling requirements, and other cybersecurity safeguards, based on the type of consumer information and its sensitivity, as well as measures designed to prevent unauthorized data use or disclosure. We provide annual privacy and cybersecurity training to all employees, and specialized training for certain teams depending on their role and/or access to certain types of information. Additionally, we perform rigorous internal vetting of certain third-party partners with whom we may need to share consumer data, such as vendors and service providers. We publish a consumer-facing Privacy Policy on our website, which describes the types of consumer information we obtain and how we use it, why we may share information with external parties such as law enforcement and service providers, and how we honor customers’ rights of access, export, rectification, and deletion, among others.
Oversight of Corporate Strategy
Our Board actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities, potential corporate development opportunities and risk management. At its regularly scheduled meetings and throughout the year, our Board receives information and formal updates from our management and actively engages with the senior leadership team with respect to our corporate strategy. Our Board’s diverse skill set and experience enhances its ability to support management in the execution and evaluation of our corporate strategy.
Management Succession Planning
Our Board recognizes that one of its most important duties is its oversight of succession planning for our senior management positions, including our Chief Executive Officer. Our Board has delegated primary oversight responsibility for succession planning for our senior management positions, including our Chief Executive Officer, to the Compensation Committee. Our Board continues to regularly evaluate its succession planning so that we are well-positioned to continue to execute on our corporate strategy.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to encourage effective policy and decision making at both the Board and management levels. Our Corporate Governance Guidelines address items such as responsibilities for directors, director independence standards, board committee structure and functions and other matters related to the governance of Galaxy. Our Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our Board as warranted. Our Corporate Governance Guidelines are available on our Investor Relations website at investor.galaxy.com.
Code of Business Conduct & Ethics
We are committed to the highest standards of legal, honest, and ethical business practices and, accordingly, we have adopted a Code of Business Conduct & Ethics (“Code of Conduct”) that summarizes the ethical standards for all the members of our Board, officers (including our principal executive officer, principal financial officer or controller, or persons performing similar functions) and employees. Our Code of Conduct is available on our Investor Relations website at investor.galaxy.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq rules concerning any amendments to, or waivers of, any provisions of our Code of Conduct.
Stock Ownership Guidelines
To further align the interests of our non-employee directors with those of our stockholders, our Board has adopted minimum stock ownership guidelines applicable to our non-employee directors. Under our guidelines, each non-employee director is required to accumulate and maintain holdings of our shares with a value equal to or exceeding the lesser of (i) 50,000 shares of Class A common stock and (ii) five times the annual cash retainer paid to directors ($75,000 in 2025) within five years from the later of (x) the initial policy effective date and (y) the date of initially becoming a non-employee director (the “Compliance Date”). Acceptable forms of ownership include shares: (i) purchased and directly owned by the individual, owned by individual’s spouse, or held in a trust for the benefit of the individual’s family and; (ii) all vested and unvested restricted stock units (“RSUs”) and; (iii) all vested and unvested deferred stock units (“DSUs”) ((i), (ii) and (iii) together, “Qualifying Equity Securities”). As of December 31, 2025, all of our non-employee directors either met the stock ownership requirement or were on track to comply with these stock ownership guidelines by the Compliance Date.
Non-Employee Director Compensation Arrangements
Compensation for independent and non-employee directors consists of a combination of DSUs and cash. DSUs granted as compensation are subject to vesting and, to the extent any dividends are paid on Company shares, can receive dividend equivalents in the form of additional DSUs subject to the same vesting terms as the underlying DSUs, without voting rights. DSUs are subject to a grant agreement and the Amended and Restated Galaxy Digital Inc. Long Term Incentive Plan (the “LTIP”). The goal of granting DSUs, both the initial grant and the annual grant, continues to be to increase each independent and non-employee director’s ownership in the Company to encourage long-term focus. Cash payments are made on a quarterly basis in arrears, although independent and non-employee directors may elect, subject to, and in accordance with, the terms of the LTIP and any applicable Company stock ownership guidelines, to receive a portion of their cash compensation (but no less than 50%) in the form of fully vested DSUs and any related dividend equivalents in respect of such elected DSUs are similarly fully vested. We do not pay management directors for service on our Board.
Our Compensation Committee, after considering the information, analysis, and recommendation provided by our independent compensation consultant, Semler Brossy Consulting Group (“Semler Brossy”), including data regarding compensation paid to non-employee directors by companies in our peer group, evaluates the appropriate level and form of compensation for non-employee members of our Board and recommends changes to our director compensation program to our Board to remain competitive and when appropriate.
The Compensation Committee engaged Semler Brossy in 2022 to provide a board of directors compensation market assessment (the “2022 Compensation Study”). In the 2022 Compensation Study, Semler Brossy provided information on director pay practices across the three primary references groups mentioned above along with larger companies that Galaxy competes with for additional reference. The 2022 Compensation Study was used to inform our understanding of our director compensation program’s external competitiveness. In 2025, the Compensation Committee assessed our non-employee director compensation, and, based on input from Semler Brossy and the 2022 Compensation Study, recommended (and our Board subsequently approved):
•an increase in the total value of DSUs granted (i) annually to each director from $100,000 to $150,000 per year and (ii) in connection with a director’s initial appointment from $300,000 to $500,000; and
•an increase in the annual cash retainer from $50,000 to $75,000.
Non-Employee Director Cash Compensation
Each non-employee director was entitled to receive cash compensation during 2025, as follows:
•Annual Cash Retainer: $75,000
•Committee Chairperson Service Fee (not in addition to Non-Chairperson Committee Member Service Fee set forth below):
◦Audit Committee chairperson: $25,000

◦Compensation Committee chairperson: $20,000
◦Nominating and Corporate Governance Committee chairperson: $10,000
•Non-Chairperson Committee Member Service Fee (not in addition to the Committee Chairperson Service Fee):
◦Audit Committee member: $12,500
◦Compensation Committee member: $10,000
◦Nominating and Corporate Governance Committee member: $5,000
•Lead Independent Director Service Fee: $20,000
Non-Employee Director Equity Compensation
Each non-employee director was entitled to receive DSUs under the LTIP during 2025, as follows:
Initial Appointment DSU Grant. Each new non-employee director appointed to our Board will be granted DSUs (the “Initial Award”) on the date of his or her appointment with an aggregate value of $500,000 (the “Initial Award Amount”). The Initial Award is granted on the date of the non-employee director’s appointment to the Board (the “Initial Award Grant Date”) unless receipt of the Initial Award has been previously waived by such non-employee director. The number of DSUs granted subject to the Initial Award is calculated by dividing the Initial Award Amount by the closing price of our Class A common stock on Nasdaq on the date of grant, rounding up to the nearest whole share. An Initial Award vests over four years pursuant to the following schedule: one-fourth of the total number of shares subject to the Initial Award vests on each annual anniversary of the first vesting date that follows the Initial Award Grant Date, in each case, so long as the non-employee director continues to provide services to the Company through such date.
Annual DSU Grant. Each non-employee director who is serving on the Board prior to, and will continue to serve on the Board following, the date of our annual meeting of stockholders will be granted DSUs (the “Annual Award”) with an aggregate value of $150,000 (the “Annual Award Amount”) unless receipt of the Annual Award has been previously waived by such non-employee director. An Annual Award is granted following our annual meeting of stockholders each year; provided however, for each non-employee director who is appointed to the Board after our annual meeting of stockholders, the first Annual Award is granted on the date of such director’s appointment to the Board (the “Annual Award Grant Date”). The number of DSUs granted subject to the Annual Award is calculated by dividing the Annual Award Amount by the closing price of our Class A common stock on Nasdaq on the date of grant, rounding up to the nearest whole share. For a non-employee director appointed on a date other than the date of an annual meeting of stockholders, the Annual Award will be reduced such that the amount is proportional (using a year of 365 days) to the number of days between the date of such non-employee director’s appointment and (i) the date of the first annual meeting of stockholders following the Annual Award Grant Date, or, (ii) to the extent that the Company has not determined the date of the next annual meeting of stockholders on or before the Annual Award Grant Date, then the one-year anniversary of the most recently completed annual meeting of stockholders. Each Annual Award vests on the anniversary of the Annual Award Grant Date, so long as the non-employee director continues to provide services to the Company through such date.
2025 Director Compensation
The following table provides information for 2025 regarding all compensation awarded to, earned by, or paid to each person who served as a director for some portion or all of 2025, other than Mr. Novogratz, our Chief Executive Officer. Mr. Novogratz is not included in the table below as he is an employee and receives no compensation for his service as a director. The compensation received by Mr. Novogratz as an employee is set forth in the section titled “Executive Compensation” below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Michael Daffey	37,500	150,000	187,500
Bill Koutsouras	125,000	150,000	275,000
Rhonda Adams-Medina	85,000	150,000	235,000
Douglas Deason	40,000	650,000	690,000
Jane Dietze	92,500	150,000	242,500
Richard Tavoso	107,500	150,000	257,500
_________________
(1)Represents amounts paid in respect of Board service in 2025. For Mr. Daffey, amount reflects compensation paid following April 2025 when he became eligible under our non-employee director compensation program.
(2)The amounts reported in this column represent the aggregate grant date fair value of 5,419 DSUs granted to each of the directors on August 6, 2025, except for Mr. Deason, who received an additional 18,063 DSUs as his Initial Award Amount, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, Topic 718 (“ASC 718”). These amounts reflect the accounting cost for these DSUs and do not represent the actual economic value that may be realized by the director. For information on the assumptions used to calculate the grant date fair value of the DSUs, refer to Note 21 to our consolidated financial statements included in our Annual Report.
(3)The number of DSUs held as of December 31, 2025 by each non-employee director was as follows:

Name	Number of DSUs
Michael Daffey	5,419
Bill Koutsouras	62,886
Rhonda Adams-Medina	62,886
Douglas Deason	23,482
Jane Dietze	80,064
Richard Tavoso	62,886

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Nominees for Director
At the recommendation of our Nominating and Corporate Governance Committee, our Board proposes that each of Michael Daffey, Bill Koutsouras, Rhonda Adams-Medina, Douglas Deason, Jane Dietze and Michael Novogratz be elected at the Annual Meeting with each to serve for a one-year term expiring at our 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Each of the director nominees is a current director of our Company. For more information concerning the nominees, see the section titled “Board of Directors and Corporate Governance—Nominees for Director.”
If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than six directors. Stockholders may not cumulate votes for the election of directors.

Our Board recommends that you vote “FOR ALL” nominees in the election of each of the six director nominees.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected KPMG as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2026. KPMG has served as our independent registered public accounting firm since 2021. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2026. Although not required by applicable law or listing rules, our Audit Committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they desire to do so, and to respond to appropriate questions. Notwithstanding the appointment of KPMG, and even if our stockholders ratify the appointment, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2026 if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders.
In the event that KPMG is not ratified by our stockholders, the Audit Committee may reconsider its selection of KPMG as our independent registered public accounting firm.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee. In accordance with standard policy, KPMG periodically rotates the individuals who are responsible for our audit.
In addition to performing the audit of our consolidated financial statements, KPMG provided various other services during the years ended December 31, 2024 and 2025. Our Audit Committee has determined that KPMG’s provision of these services, which are described below, does not impair KPMG's independence from us. During the years ended December 31, 2024 and 2025, fees for services provided by KPMG were as follows (in millions):

	2024	2025
Audit fees(1)	$9.1	$5.7
Audit-related fees(2)	$0.6	$0.6
Tax fees(3)	$—	$0.1
All Other fees(4)	$0.1	$—
Total fees	$9.8	$6.4
_________________
(1)“Audit fees” consist of fees incurred for the annual audit of the Company’s financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements. Audit fees for the financial years ended December 31, 2025 and 2024 also include fees billed in connection with the Reorganization Transactions.
(2)“Audit-related fees” consist of fees paid or accrued for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not included under “Audit Fees” in the table above.
(3)“Tax fees” relate to fees paid or accrued for tax compliance, tax advice and tax planning services.
(4)“All Other fees” include fees for services other than the services reported in audit fees, audit-related fees and tax fees. These services primarily include fees for compliance-related services.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services and the related fees provided by the independent registered public accounting firm. This policy serves as further oversight that the provision of services does not impair our registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our Audit Committee.

Our Board recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2026.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our Named Executive Officers this year. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement.
Stockholders are urged to read the section titled “Executive Compensation,” which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our Named Executive Officers. Our Compensation Committee and Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Our Board recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers.

PROPOSAL NO. 4:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules of the SEC, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers. This non-binding advisory vote is commonly referred to as a “say on frequency” vote and must be submitted to stockholders at least once every six years.
You have four choices for voting on this proposal. You can choose whether future non-binding advisory votes on the compensation of our Named Executive Officers should be conducted every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” You may also “ABSTAIN” from voting.
After careful consideration, our Board recommends that future non-binding advisory votes on the compensation of our Named Executive Officers be held every year so that stockholders may express annually their views on our executive compensation program.
Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers by selecting one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.
As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our Named Executive Officers. However, because this is an advisory vote and therefore not binding on our Board or our Company, our Board may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the option preferred by our stockholders.

Our Board recommends a vote to hold future stockholder advisory votes on the compensation of our Named Executive Officers every “ONE YEAR.”

EXECUTIVE OFFICERS
The following sets forth certain information regarding our executive officers as of April 8, 2026. Our executive officers are appointed by, and serve at the discretion of, our Board.

Name	Age	Position
Michael Novogratz	61	Chief Executive Officer and Director
Anthony Paquette	48	Chief Financial Officer
Christopher Ferraro	42	President and Chief Investment Officer
Erin Brown	43	Chief Operating Officer
Matthew Friedrich	59	Chief Legal Officer
Michael Novogratz’s biography is set forth above in the section titled “Board of Directors and Corporate Governance-Nominees for Director.”

Anthony Paquette has served as Chief Financial Officer of Galaxy since January 2025. He previously served as Chief Financial Officer of Point72, a hedge fund, from October 2020 to December 2024. Prior to that, Mr. Paquette served as a Business Unit Leader at Social Finance (SoFi), a financial technology company, from September 2018 to September 2020, and as a Managing Director at JPMorgan Chase & Co. and Bank of America Corporation, both multinational financial services firms. Mr. Paquette holds bachelor’s degrees in Business Economics and Organizational Behavior and Management from Brown University and is a CFA Charterholder.

Christopher Ferraro has served in various senior executive roles at Galaxy since February 2017 including Co-head of Merchant Bank, Chief Investment Officer and President/Co-President. Previously, Mr. Ferraro was a Managing Director and Partner at HPS Investment Partners, LLC (f.k.a. Highbridge Principal Strategies), where he worked within the Direct Lending and Special Situations Group. Mr. Ferraro began his career at BlackRock Kelso Capital Advisors, an investment manager for a publicly traded business development company focused on structuring and executing on middle-market structured debt and equity investments. Mr. Ferraro holds bachelor’s degrees in Applied Mathematics and in Economics from Yale University.

Erin Brown has served as Chief Operating Officer at Galaxy since May 2021. Previously, Ms. Brown served as Chief Risk Officer at Jump Trading, a proprietary trading firm that specializes in algorithmic and high-frequency trading strategies, from January 2020 to May 2021. Prior to that, Ms. Brown spent 11 years at DRW Trading Group, an electronic trading firm. Ms. Brown has a bachelor’s degree in accounting and finance from DePaul University.

Matthew Friedrich has served as Chief Legal Officer of Galaxy since September 2025. He previously served as a legal consultant to Lynch Regenerative Medicine, LLC, a biotech company, and TechCatalyst LLC, a technology company, from November 2024 through August 2025. He previously served as General Counsel of Cognizant Technology Solutions, an IT consulting company, from May 2017 to January 2021. Mr. Friedrich has a bachelor’s degree in foreign affairs from the University of Virginia and a juris doctorate from the University of Texas School of Law.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section, references to the Compensation Committee refer to the Compensation, Corporate Governance and Nominating Committee of GDHL prior to the Reorganization Transactions in May 2025 and the Compensation Committee of the Company after the Reorganization Transactions in May 2025.
This Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our compensation program for our Chief Executive Officer, our Chief Financial Officer and our other three executive officers during the year ended December 31, 2025. We refer to these individuals as our “Named Executive Officers”:

Michael Novogratz	Chief Executive Officer and Director
Anthony Paquette	Chief Financial Officer
Christopher Ferraro	President and Chief Investment Officer
Erin Brown	Chief Operating Officer
Matthew Friedrich	Chief Legal Officer
2025 Business Highlights
During 2025, we achieved significant milestones across all our operating businesses and made substantial progress on several strategic and operational initiatives, including:
•Successfully completing the Company’s reorganization and beginning trading on Nasdaq (the “Reorganization Transactions”).
•Record trading volumes, loan book size and advisory fees in our global markets division, including execution of one of the largest notional bitcoin transactions in history.
•Total assets on platform ended the year at $12.0 billion, with $2.0 billion of net inflows in our asset management business, representing 34% organic growth.1
•Expansion of our staking platform through five integrations with leading global custodians.
•Executed 800 megawatts (“MW”) of long-term agreements with CoreWeave in our Data Centers segment.
Objectives of Executive Compensation Program and Strategy
The Compensation Committee’s objective is to provide for an executive compensation program that attracts, motivates, and rewards leaders with the skills and experience necessary to successfully execute on our strategic plan in order to maximize stockholder value. The Company is a complex, regulated institution which requires hiring experienced senior talent from the highly competitive financial services, data center and technology industries. The digital asset industry is highly volatile which requires patient leadership and a long-term focus.
Our executive compensation program is designed to:
•Attract and retain talented and experienced executives in a competitive and dynamic market;
•Motivate our Named Executive Officers to help our company achieve the best possible financial and operational results;
•Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
•Align the long-term interests of our Named Executive Officers with those of our stockholders.
The following highlights aspects of our executive compensation policies and practices:
1 Consists of $6.4 billion Assets Under Management, $5.0 billion Assets Under Stake and $887 million of assets managed by a commodity pool operator within Galaxy’s Global Markets division. Of this total, $1.6 billion is included in both Assets Under Management and Assets Under Stake, and $790 million is included in both assets under stake and the commodity pool operator. Each asset included in these figures generates its own distinct fee stream.

What We Do	What We Do Not Do
✓ Align pay with firmwide performance	Ö No golden parachutes
✓ Regularly assess risks of our compensation program	Ö No guaranteed bonuses with our executive officers
✓ Maintain an independent and experienced compensation committee	Ö No tax gross-ups
✓ Grant equity-based awards for stockholder alignment	Ö No excessive perquisites
✓ Use a structured discretion framework to assess financial and nonfinancial metrics alongside compensation outcomes	Ö No employee hedging or pledging of securities
✓ Apply stock ownership guidelines for executives and directors	Ö No pension plans or supplemental retirement benefits for executive officers
✓ Maintain a clawback policy to foster accountability	Ö No single-trigger vesting in change in control
Ö No options nor stock appreciation rights (“SARs”) granted below fair market value
Compensation Model
To enhance the alignment of our executive compensation program with the interests of our stockholders, long-term strategy, and company trajectory, our Compensation Committee employs a combination of informed judgment and structured discretion in determining executive compensation. Our Compensation Committee utilizes a structured discretion framework to provide greater definition to both financial and non-financial factors it considers in its assessment of the Company’s performance alongside compensation decisions.
We operate within a volatile industry which introduces challenges in setting and relying entirely on formulaic outcomes at a particular point in time; a balanced approach between discretionary and formula-based elements allows the Compensation Committee to conduct a holistic review of performance that incorporates both the context at the start of the performance year when original goals were set and at end of the performance year. This balanced approach is common within the financial services industry and we believe is in the best interest of stockholders.
Overview of Structured Discretion Framework
In 2023, we developed our initial structured discretion framework to provide greater definition and transparency regarding the key performance areas considered by the Compensation Committee to assess the Company’s performance alongside compensation decisions for our Named Executive Officers and the broader Company. This framework takes into account metrics that are both objective and measurable as well as factors that are subjective or not readily measurable.
In May 2024, the Compensation Committee adopted amendments to the structured discretion framework to further align it with our 2024 strategic priorities and focus areas. In particular, the Compensation Committee added measurable metrics and operational targets for each business unit to the structured discretion framework, in addition to the overall Company metrics. For 2025, the Compensation Committee maintained the overall structured discretion framework and established objective metrics according to three primary categories and subjective factors according to two primary categories:
Objective and Measurable Metrics
•Profitability and Affordability—Including revenue, gross profit, EBITDA, operating income and net income metrics
•Business Unit Operating Targets—Including assets-under-management (AUM) growth, trading activity and client-based metrics
•Market-Based Measures—Including total stockholder return (TSR) and bitcoin price performance
Subjective and Not Readily Measurable Metrics
•Strategic & Operational—Including progress and development of internal initiatives, synergies realized from acquisitions and new business line development
•Relative Peer and External Factors—Including evaluation of broader economic conditions, industry headwinds and tailwinds and significant legal and other regulatory events

Our Compensation Committee will continue to evolve this framework, where and when appropriate, so that its intentions are served.
Overview of Annual Compensation Elements
The Company’s compensation philosophy is that an executive officer’s compensation should be based on our overall performance, the line of business/team performance and such individual’s performance. Total compensation consists of a base salary and a bonus comprised of a combination of cash and/or equity incentives. The compensation package is designed to reward performance based on the achievement of these performance goals and objectives and to be competitive with comparable companies in the market in which we compete for talent. While we emphasize performance-based compensation, we do not maintain specific policies or programs that prescribe a specified mix among base salary, short-term cash bonuses and longer-term cash or equity incentives that we target.
Our executive compensation program is comprised of competitive base salaries, an annual performance-based cash bonus program and equity awards with multi-year vesting, as described further in the table below and what we refer to as each employee’s “Per Annual Total Compensation” or PATC.

Compensation Element	Characteristics	Purpose	2025 Annual PATC
Base Salary	Annual Fixed Cash	Provides predictable level of income that is competitive with external market
For 2025, Named Executive Officers received the following base salaries: $500k for our Chief Executive Officer and President and $400k for our Chief Financial Officer, Chief Operating Officer and Chief Legal Officer

Annual Variable Compensation	Equity-Based: RSUs	Provides both motivation and retention for our executives to achieve longer-term performance as well as strategic and operational objectives. Further aligns our executives’ interests and those of our stockholders.	For 2025, each Named Executive Officer received a portion of their annual variable compensation in multi-year vesting RSUs
	Equity-Based: Options	Motivates and rewards achievement of increasing stockholder value. Direct pay-for-performance link.	For 2025, select Named Executive Officers received a portion of their annual variable compensation in multi-year vesting options
	Cash	Motivates and rewards achievement of Company performance as well as strategic and operational objectives.	For 2025, each Named Executive Officer received a portion of their annual variable compensation in the form of a cash bonus

In addition to PATC, we may reserve additional RSUs, stock options and cash-settled SARs to be issued to high performing executive officers, with the goals of (i) rewarding strong in-year performance and (ii) aligning our future leaders more closely to our partners and stockholders. These special grants are in recognition of the significant work that employees have done over the last year to contribute to our overall success. No special grants were made to Named Executive Officers in 2025. In 2025, the Compensation Committee approved one-time sign-on grants in connection with the commencement of employment of Messrs. Paquette and Friedrich.
Grants under the LTIP are generally correlated to individual performance, team performance and our performance. There are no specific performance goals included in our compensation program at this time. While inclusion of performance-based equity awards has been contemplated, (i) the establishment of accurate, long-term performance criteria has proven challenging given the lifecycle stage of the Company and market volatility in our sector and (ii) performance-based vesting equity awards have been historically limited to grants made in connection with acquisitions. The Company believes stock option grants, RSUs and SARs that vest based on service requirements are effective in providing the direct alignment between company performance, pay outcomes and stockholder value creation. We will continue to evaluate the inclusion of performance-based equity awards as part of our compensation program.
Named Executive Officer Compensation
With respect to the process undertaken by the Compensation Committee in its review and preparation of a recommendation in respect of the compensation of our Chief Executive Officer, Michael Novogratz, such terms were determined through negotiation between him and the Compensation Committee, as set forth in his employment agreement. The Compensation Committee has regularly evaluated his performance on a discretionary basis, taking into account Company and business line objectives, and our structured discretion framework described above.
In determining compensation for the other Named Executive Officers, the Compensation Committee reviewed and considered the individual performance of each Named Executive Officer and our performance—both as a whole and with respect to specific business lines for certain individuals—as well as considering recommendations from Mr. Novogratz with respect to each Named Executive Officer. In addition, the Compensation Committee broadly reviewed the competitive market for talent in the asset management, technology and fintech industries as part of its review of our Named Executive Officers’ compensation. The Compensation Committee performed this evaluation with information and assistance from our People Team. More specifically, the Compensation Committee considered the following when determining compensation for each Named Executive Officer in the 2025 performance year:
•Michael Novogratz. The factors that were considered in determining Mr. Novogratz’s 2025 compensation levels included (1) his role, as our founder and Chief Executive Officer, in overseeing the Company while serving as the primary public face for the Company and primary liaison between our Board and the Company, (2) his leadership in the Company’s achievement of firmwide business and financial milestones, (3) the Company’s successful raise of over $3 billion in capital through a combination of primary and secondary offerings, exchangeable notes, and project-level debt financings and (4) the work performed in his role as Chief Executive Officer to prepare for, and consummate, the various transactions related to the reorganization of the Company.
•Anthony Paquette. The factors that were considered in determining Mr. Paquette’s 2025 compensation levels included (1) his commencement of employment at the Company as an executive with over 25 years of senior-level finance experience, (2) the broader market for competitive talent, (3) the Company’s successful raise of over $3 billion in capital through a combination of primary and secondary offerings, exchangeable notes, and project-level debt financings and (4) the work performed in his role as Chief Financial Officer to prepare for, and consummate, the various transactions related to the reorganization of the Company, including continuous preparation of reporting under IFRS and US GAAP and the preparation and filing of the Company’s initial periodic reports as a U.S. public company.
•Christopher Ferraro. The factors that were considered in determining Mr. Ferraro’s 2025 compensation levels included his contributions to our overall success and the significant role he played in a number of our key accomplishments in 2025, including (1) our agreement with CoreWeave to host high performance computing data center infrastructure at our Helios campus, (2) the Company’s successful raise of over $3 billion in capital through a combination of primary and secondary offerings, exchangeable notes, and project-level debt financings (3) his work with respect to current investments and additional identification of investments in his capacity as Chief Investment Officer and (4) the work performed in his role as President to prepare for, and consummate, the various transactions related to the reorganization of the Company.
•Erin Brown. The factors that were considered in determining Ms. Brown’s 2025 compensation levels included (1) recognition that Ms. Brown is a seasoned executive with significant experience in risk and trading operations, (2) the broader market for competitive talent, (3) standing up major strategic initiatives internally, including with respect to risk management, technology, security and operations in particular and (4) the work performed in her role as Chief Operating Officer to prepare for, and consummate, the various transactions related to the reorganization of the Company.
•Matthew Friedrich. The factors that were considered in determining Mr. Friedrich’s 2025 compensation levels included (1) his commencement of employment at the company as a seasoned legal executive, (2) the broader market for competitive talent and (3) his successful engagement with government and regulatory stakeholders to support the Company’s strategic objectives within the Data Centers business.
Our Compensation-Setting Process
Role of the Compensation Consultant
The Compensation Committee recognized, and the Compensation Committee continues to recognize, the importance of using an independent compensation consulting firm that is appropriately qualified and provides services solely to our Board and its committees. In 2025, the Compensation Committee retained Semler Brossy to act as independent compensation consultant to the Compensation Committee. Semler Brossy provided input on several analyses and subject matters including: (i) compensation committee processes and trends; (ii) assistance with public disclosures; and (iii) other executive compensation matters generally. Previous work Semler Brossy completed for the Compensation Committee includes: (i) the establishment of peer group references which focused on three primary groups: (1) financial services companies; (2) broader technology companies; and (3) general industry survey data; (ii) market data and analysis for the Named Executive Officers; (iii) approaches to Chief Executive Officer/Founder pay philosophies; (iv) an executive and director stock ownership guideline market study; and (v) a director pay market study.

Our Compensation Committee determined that Semler Brossy had no conflicts of interest in providing services to the Compensation Committee and was independent. In fiscal 2025, Semler Brossy did not provide any services to us other than the services provided to our Compensation Committee.
Role of the Board of Directors and the Compensation Committee
Our Compensation Committee has the overall responsibility for overseeing our compensation policies, evaluating the benefits policies and practices applicable to all our employees, and overseeing all aspects of our executive compensation programs, including executive salaries, payouts under any bonus plans, the size and structure of equity awards and any executive perquisites. In carrying out its responsibilities, our Compensation Committee evaluates our compensation policies and practices for alignment with our executive compensation philosophy, develops compensation-related strategies, makes decisions that it believes further our philosophy and align with compensation best practices and reviews the performance of our Named Executive Officers when making decisions about their compensation. The Compensation Committee discusses and makes decisions with respect to our Named Executive Officers’ compensation, after considering input from applicable members of management (as discussed below).
Role of Management
To aid the Compensation Committee in its responsibilities, our Chief Executive Officer, assisted by other members of management, provides his evaluation of each executive officer’s performance to the Compensation Committee and makes recommendations with respect to base salary, cash compensation, and equity awards for each executive officer other than himself. Our Chief Executive Officer’s recommendation is considered by the Compensation Committee, which makes final determinations. Our People Team, led by our Chief People Officer, provides additional analysis and guidance as requested by the Compensation Committee related to executive compensation, including (i) developing, summarizing, and presenting information and analyses to inform the Compensation Committee’s decision-making; (ii) attending Compensation Committee meetings to provide requested information, respond to questions, and otherwise assist the Compensation Committee; and (iii) assisting the Chief Executive Officer in making preliminary recommendations regarding each element of compensation. None of our Named Executive Officers participated directly in the final deliberations or determinations regarding his or her own compensation package.
Compensation Risk Oversight and Assessment
Our Board and, as applicable, the Compensation Committee, considers and assesses the implications of risks associated with our compensation policies and practices and devotes such time and resources as is believed to be necessary in the circumstances. Our practice of compensating our officers primarily through a mix of salary and equity is designed to mitigate risk by: (i) ensuring that we retain such officers; and (ii) aligning the interests of its officers with our short-term and long-term objectives and our stockholders. As of the date of this filing, our Board has not identified risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on Galaxy.
Elements of Compensation
Annual Base Salaries
We use base salary to provide a fixed and stable amount of cash compensation for our Named Executive Officers for performing their ongoing responsibilities.
The Compensation Committee consults with members of management on and approves the initial base salaries for Named Executive Officers, taking into account the individual’s position, qualifications, experience, competitive market data, and the base salaries of our other Named Executive Officers. The Compensation Committee also reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from our Chief Executive Officer (except with respect to his own base salary), and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, target total direct compensation opportunity, and market conditions.
As part of its annual review of our executive compensation program, our Compensation Committee determined to maintain the 2025 annual base salaries of our executive officers at their 2024 levels. The salaries for Messrs. Paquette and Friedrich were determined in connection with their commencement of employment. The following table sets forth 2025 base salary rates for each of our Named Executive Officers.

Name	2025 Base Salary ($)
Michael Novogratz	500,000
Anthony Paquette	400,000
Christopher Ferraro	500,000
Erin Brown	400,000
Matthew Friedrich	400,000
Annual Cash Performance Bonuses
As described above in “—Overview of Structured Discretion Framework” and “—Named Executive Officer Compensation,” our Compensation Committee reviews our key performance areas to assess each Named Executive Officer’s performance in fiscal year 2025, including in connection with determining annual discretionary cash bonus opportunities for our executive officers.
Based on a review of each Named Executive Officer’s individual performance and contributions to the Company for 2025 with consideration given for individual contributions to work performed in 2025, the Compensation Committee determined to provide the Named Executive Officers with the annual bonus amounts set forth in the table below with respect to the 2025 fiscal year. Specifically, the Compensation Committee considered the Named Executive Officers’ contribution toward the continued integration of the various transactions related to the reorganization of the Company and the ongoing extensive demands placed on these executive officers throughout the year with respect to other current projects and operations of the Company.

Name	2025 Annual Bonus ($)
Michael Novogratz	2,920,400
Anthony Paquette	2,037,800
Christopher Ferraro	2,920,400
Erin Brown	2,037,800
Matthew Friedrich	1,723,500
Equity Compensation: Stock Option and RSU Awards to Named Executive Officers
For 2025, each Named Executive Officer received a portion of their annual variable compensation in multi-year vesting RSUs and stock options. These long-term incentives represent a significant portion of the Named Executive Officers’ total executive pay and are designed to align executive officers’ interests with stockholder interests, promote retention through the reward of long-term company performance, and encourage ownership in the Company’s stock. We have granted stock options and RSUs to our employees, including our Named Executive Officers, in order to attract and retain them, as well as to align their interests with the interests of our stockholders. The magnitudes of equity awards granted to our Named Executive Officers are based on a review of market data from our peer group, and take into account individual executive performance for the prior fiscal year and existing equity awards, with a goal of providing a competitive market position and incentives for our executives to maintain a focus on long-term growth and company achievements.
In March 2025, we granted annual equity awards to our Named Executive Officers, other than Mr. Friedrich, under our annual variable compensation program in the form of RSUs and stock options to purchase shares of our common stock. With respect to Mr. Paquette, such equity awards represented one-time sign-on RSUs and stock options in connection with his commencement of employment as Chief Financial Officer in January 2025, in addition to his annual equity awards. Additionally, in September 2025, in connection with his commencement of employment as Chief Legal Officer, we granted Mr. Friedrich one-time sign-on RSUs and stock options. We use a mix of performance-based cash bonuses and time-based RSUs and stock options to reward and retain our Named Executive Officers and align their incentives with those of our stockholders.
The equity awards granted to our Named Executive Officers in 2025 were as follows:

	RSU Awards		Option Awards
Name	Number of RSUs Granted (#)	Grant Date Fair Value of RSUs ($)	Number of Options Granted (#)	Grant Date Fair Value of Options ($)
Michael Novogratz	101,609	1,102,265	409,271	3,078,086
Anthony Paquette	375,000	4,068,038	975,000	7,049,295
Christopher Ferraro	91,448	992,037	409,271	3,078,086
Erin Brown	52,837	573,181	272,847	2,052,055
Matthew Friedrich	240,000	5,637,600	300,000	4,811,581

The annual equity awards, granted to Messrs. Novogratz and Ferraro, and Ms. Brown in fiscal year 2025, generally vest over a three-year period, subject to continued service through the applicable vesting date. The stock options vest in three substantially equal installments on the first, second and third anniversary of the vesting commencement date (March 1, 2025). The RSUs vest over a three year period, with 33% vesting on the first anniversary of the vesting commencement date and the remainder in eight substantially equal quarterly installments thereafter.
The one-time sign-on equity awards, granted to Messrs. Paquette and Friedrich in fiscal year 2025, generally vest over a four-year period, subject to continued service through the applicable vesting date. Mr. Paquette’s stock options vest in four substantially equal installments on the first, second, third and fourth anniversary of the vesting commencement date (December 26, 2024). Mr. Friedrich’s stock options vest in four substantially equal installments on the first, second, third and fourth anniversary of the vesting commencement date (September 8, 2025). Additionally, one-third of the stock options granted to Messrs. Paquette and Friedrich were each awarded with different exercise prices ranging from the fair market value of our Class A common stock on the grant date to (i) for Mr. Friedrich, $10 above the fair market value on the grant date and (ii) for Mr. Paquette, C$6.00 above the fair market value on the grant date. The RSUs vest in four substantially equal installments on the first, second, third and fourth anniversary of the vesting commencement date (September 8, 2025 for Mr. Friedrich and December 26, 2024 for Mr. Paquette).
Other Compensation Information
Welfare and Other Benefits
Our Named Executive Officers have the opportunity to participate in employee benefit programs available to our employees generally, including health, dental and vision insurance and a tax-qualified 401(k) plan sponsored by Galaxy Digital Services LLC (“GDS LLC”), an affiliate of Galaxy, as well as two optional benefits for executives. For those executives who choose to take advantage of the optional benefits, these benefits include payment of the employee portion of health care premiums under the enhanced coverage portion of our fully insured health and welfare plan (which is otherwise available to all our employees) and a financial coaching service which is provided at no cost to our executives. Other than as described, we did not maintain any executive-specific benefit or perquisite programs in the year ended December 31, 2025.
Under the GDS LLC 401(k) plan, eligible employees (including our Named Executive Officers) are able to defer their eligible compensation subject to applicable annual limits under the Internal Revenue Code. All participants are 100% vested in their deferrals when contributed. Currently, GDS LLC provides a non-elective safe harbor contribution of no less than 3% of eligible compensation per employee. These safe harbor contributions are 100% vested when made. As a tax-qualified retirement plan, contributions (if any) made by us are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to the employees until withdrawn or distributed from the 401(k) plan.
We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining talented and experienced executive officers.
Executive Employment Agreements
Michael Novogratz
Michael Novogratz is party to an ongoing employment agreement with GDS LLC setting forth the terms and conditions of his employment, which provides for a base salary of $400,000 and eligibility to receive annual cash incentive compensation as determined by our Board. Mr. Novogratz’s agreement includes provisions regarding confidentiality, non-competition and non-solicitation, as well as an intellectual property assignment to GDS LLC and a non-disparagement obligation. In addition to general terms of non-competition, during his employment, all of Mr. Novogratz’s businesses and investments relating to cryptocurrencies and digital assets are to be run, operated and held solely by and through GDS LLC, except for a de minimis amount through passive investments. The employment agreement with Mr. Novogratz provides for the termination of his employment for reasons of cause, good reason or any other reason. In the event that Mr. Novogratz’s employment is terminated without cause or for good reason, he is entitled to (i) accrued and unpaid base salary and vacation earned through the date of termination and (ii) payment of Mr. Novogratz’s base salary for a period of twelve months following the date of termination upon timely execution, delivery and non-revocation of a release of claims in favor of the Company (the “Release Requirement”). In connection with a termination for any other reason, Mr. Novogratz is entitled to accrued and unpaid base salary through the date of termination. Effective January 31, 2019, Mr. Novogratz agreed to accept no salary and did not receive a salary in the years ended December 31, 2020 through 2023. For the year ended December 31, 2024 and 2025, our Board re-instated a base salary of $500,000 for Mr. Novogratz. If Mr. Novogratz’s employment is terminated by the Company for cause or by Mr. Novogratz for good reason, the termination date is the date any applicable cure period expires (unless the applicable condition is cured). If Mr. Novogratz is terminated by Galaxy for any reason other than for cause, death or disability, the offer letter requires 60 days’ notice prior to the date of termination.
Anthony Paquette
GDS LLC entered into an offer letter with Anthony Paquette that sets forth the terms and conditions of his employment initially as Managing Director, Head of Finance (noting that, upon his appointment by our Board, his title became Chief Financial Officer as of January 1, 2025). The offer letter provides for a base salary of $400,000, eligibility to receive a discretionary annual bonus to be paid in cash or equity incentive grants in Galaxy’s discretion with a 2025 fiscal year target of $1,600,000, and eligibility to participate in the employee benefit plans of GDS LLC. Mr. Paquette also received sign-on equity incentive grants of (i) 375,000 RSUs, (ii) 300,000 options with an exercise price equal to the applicable market price on the grant date, (iii) 325,000 options with an exercise price equal to the applicable market price plus C$3.00 and (iv) 350,000 options with an exercise price equal to the applicable market price plus C$6.00. Each sign-on equity incentive grant will vest over four years in four equal annual installments, subject to continued employment (except for partial acceleration of vesting upon certain terminations of employment, subject to Mr. Paquette’s compliance with the Release Requirement). Any unvested equity incentive award portion of any discretionary annual performance bonus that was paid in the form of an equity incentive award will immediately vest upon a termination by Galaxy without cause (excluding death or disability) or if Mr. Paquette resigns for good reason, subject to Mr. Paquette’s compliance with the Release Requirement. Mr. Paquette is also party to a restrictive covenant agreement with a confidentiality provision, an intellectual property assignment to Galaxy, GDH LP and its consolidated subsidiaries, a non-disparagement obligation and covenants regarding non-competition and non-solicitation. The offer letter also requires 90 days’ notice prior to resignation.
Christopher Ferraro
On July 31, 2018, GDS LLC provided Christopher Ferraro with an offer letter setting forth the terms and conditions of his employment as Head of Principal Investments, which provides for a base salary of $400,000, a target discretionary annual performance bonus (but with a minimum annual bonus guarantee for 2018), options and equity in the amounts described in this Proxy Statement and eligibility to participate in employee benefit plans of GDS LLC. Mr. Ferraro’s offer letter includes provisions regarding non-competition and non-solicitation. Mr. Ferraro is also party to a confidentiality agreement with an intellectual property assignment to Galaxy, GDH LP and its consolidated subsidiaries and a non-disparagement obligation. The letter also requires 90 days’ notice prior to Mr. Ferraro’s resignation. Subsequent to the offer letter, Mr. Ferraro’s base salary was decreased to $300,000 beginning February 24, 2020 for that year as a result of cost-saving measures in which most of the senior management team agreed to reduce salaries. Beginning January 1, 2021, Mr. Ferraro’s salary was increased to $500,000 for consistency with other members of senior management. Mr. Ferraro’s title changed to President and Chief Investment Officer and manager of GDH GP in conjunction with Damien Vanderwilt’s termination of employment in February 2023.
Erin Brown
On April 14, 2021, GDS LLC provided Erin Brown with an offer letter (as amended pursuant to a letter agreement dated as of October 20, 2021) setting forth the terms and conditions of her employment as Managing Director, COO and Executive Committee Member, which provides for a base salary of $400,000, eligibility to receive a discretionary annual bonus, and eligibility to participate in the employee benefit plans of GDS LLC. Ms. Brown also received sign-on equity incentive grants. Ms. Brown’s offer letter includes provisions regarding non-competition and non-solicitation. Ms. Brown is also party to a confidentiality agreement with an intellectual property assignment to Galaxy, GDH LP and its consolidated subsidiaries and a non-disparagement obligation. The offer letter also requires 90 days’ notice prior to resignation.

Matthew Friedrich
On August 4, 2025, GDS LLC provided Matthew Friedrich with an offer letter setting forth the terms and conditions of his employment as General Counsel, which provides for a base salary of $400,000, eligibility to receive a discretionary annual bonus (but with a minimum annual bonus guarantee for 2025), and eligibility to participate in the employee benefit plans of GDS LLC. Mr. Friedrich also received sign-on equity incentive grants of (i) 240,000 RSUs, (ii) 100,000 options with an exercise price equal to the applicable market price on the grant date, (iii) 100,000 options with an exercise price equal to the applicable market price plus $5.00 and (iv) 100,000 options with an exercise price equal to the applicable market price plus $10.00. Each sign-on equity incentive grant will vest over four years in four equal annual installments, subject to continued employment (except for partial acceleration of vesting upon certain terminations of employment, subject to Mr. Friedrich’s compliance with the Release Requirement). Any unvested equity incentive award portion of any discretionary annual performance bonus that was paid in the form of an equity incentive award will immediately vest upon a termination by Galaxy without cause (excluding death or disability) or if Mr. Friedrich resigns for good reason, subject to Mr. Friedrich’s compliance with the Release Requirement and, in each case, if such date occurs prior to the date Mr. Friedrich is eligible to retire). Mr. Friedrich’s offer letter includes provisions regarding non-competition and non-solicitation. Mr. Friedrich is also party to a confidentiality agreement with an intellectual property assignment to Galaxy, GDH LP and its consolidated subsidiaries and a non-disparagement obligation. The offer letter also requires 90 days’ notice prior to resignation.
Stock Ownership Guidelines
To better align the interests of our executive officers with those of our stockholders, we have in place stock ownership guidelines that require our executives to hold specified amounts of Galaxy Class A and/or Class B common stock or other Qualifying Equity Securities. Under our guidelines, our executive officers are required to accumulate and maintain holdings of shares of our Class A and/or Class B common stock with a value equal to or exceeding the lesser of (i) for our Chief Executive Officer, (a) 750,000 shares and (b) six times his base salary (see “—Summary Compensation Table” for base salary in 2025) and (ii) for our other executive officers (a) 250,000 shares and (b) three times his or her base salary (see “—Summary Compensation Table” for respective base salary in 2025). Executive officers have five years from the date they first become subject to a particular level of stock ownership to meet the corresponding requirement. As of December 31, 2025, all of our executive officers either met the stock ownership requirement or were on track to comply with these stock ownership guidelines by the Compliance Date.
Other Compensation Policies
Insider Trading Policies and Procedures
We have adopted an insider trading policy and procedures that govern the purchase, sale, and other dispositions of our securities by our directors, officers, employees, contractors, advisors, and consultants that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations and the listing standards of Nasdaq (the “Insider Trading Policy”). A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report.
Derivatives Trading, Hedging, and Pledging Policies
Pursuant to the terms of our Insider Trading Policy, employees, including the Named Executive Officers, and directors are prohibited from speculating in our securities, which may include buying with the intention of quickly reselling such securities, or selling our securities with the intention of quickly buying such securities; buying securities on margin or holding Company stock in a margin account; short selling a security of the Company or any other arrangement that results in a gain only if the value of our securities declines in the future; selling a “call option” giving the holder an option to purchase our securities; buying a “put option” giving the holder an option to sell our securities; pledging our securities; and purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in the market value of our securities (or equivalents such as share units, the value of which is derived from our equity securities) held, directly or indirectly, by such person, including equity securities granted as compensation.
Equity Award Grant Practices
We grant equity awards on an annual basis and may grant equity awards on a discretionary basis in connection with certain events such as the commencement of employment, promotion, or the closing of an acquisition. We do not grant awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Compensation Recovery Policy
We have adopted a compensation recovery policy (the “Compensation Recovery Policy”) intended to comply with applicable SEC rules and Nasdaq listing standards. The Compensation Recovery Policy is administered by our Compensation Committee (in such capacity, the “Administrator”) and enables us to recover from current and former officers, and such additional employees as may be identified by the Administrator from time to time, incentive-based compensation (as defined in the Compensation Recovery Policy) in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under federal securities laws. A copy of our Compensation Recovery Policy is filed as Exhibit 97.1 to our Annual Report.
Tax and Accounting Considerations
The Compensation Committee sets executive compensation in accordance with our compensation philosophy and continues to believe that retaining, attracting and motivating our employees with a compensation program that supports long-term value creation is in the best interests of our stockholders. In reaching decisions on executive compensation, the Compensation Committee considers the tax and accounting consequences, including that compensation (including performance-based compensation) in excess of $1 million paid to covered executive officers in calendar year 2025 generally will not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

Report of the Compensation Committee
This report of the Compensation Committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (“Securities Act”) or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025.
Submitted by the Compensation Committee
Richard Tavoso, Chairperson
Jane Dietze

Compensation Tables
2025 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our Named Executive Officers for all services rendered in all capacities during the years ended December 31, 2023, 2024, and 2025. Mr. Friedrich and Mr. Paquette both commenced employment at the Company as our Chief Legal Officer and our Chief Financial Officer, respectively, in 2025, so summary compensation information for each is only provided for 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Michael Novogratz Chief Executive Officer and Director	2025	500,000	2,920,400	1,102,265	3,078,086	50,976	7,651,727
	2024	500,000	3,000,000	2,808,567	—	10,557	6,319,124
	2023	—	—	—	—	3,392	3,392
Anthony Paquette Chief Financial Officer	2025	400,000	2,037,800	4,068,038	7,049,295	47,949	13,603,082
Christopher Ferraro President and Chief Investment Officer	2025	500,000	2,920,400	992,037	3,078,086	47,898	7,538,421
	2024	500,000	2,700,000	1,685,140	516,914	10,544	5,412,599
	2023	500,000	1,800,000	599,226	2,195,050	9,900	5,104,176
Erin Brown Chief Operating Officer	2025	400,000	2,037,800	573,181	2,052,055	13,194	5,076,230
	2024	400,000	1,560,000	1,039,170	1,033,822	10,350	4,043,342
	2023	400,000	1,110,000	732,481	2,195,050	9,900	4,447,431
Matthew Friedrich Chief Legal Officer	2025	125,897	1,723,500	5,637,600	4,811,581	3,777	12,302,355
__________________
(1)The amounts reported in this column reflect the annual cash performance bonuses paid to the Named Executive Officers for the applicable fiscal year. Annual cash performance bonuses are discretionary, earned and paid based on the achievement of applicable company and individual performance goals, as determined by our Compensation Committee and our Board. The amounts reported in this column reflect the annual cash performance bonuses paid to the Named Executive Officers with respect to performance for the applicable fiscal year, even if actually paid in the following year.
(2)The amounts reported in these columns represent the aggregate grant date fair value (as described in further detail below) of the awards of RSUs and non-qualified stock options granted to each of the Named Executive Officers, including one-time sign-on RSUs and stock options granted to Messrs. Paquette and Friedrich in connection with their commencement of employment, in each case, during the applicable fiscal year under the LTIP and Galaxy Digital Inc. Amended and Restated Stock Option Plan. The grant date fair value was calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts reported do not reflect the actual economic value that may be realized by the applicable Named Executive Officers. We use the Black-Scholes option pricing model to calculate the fair value of option-based awards.
(3)These amounts are based on the fair value of the awards at the date of grant, as described in footnote (2). Such information does not reflect the current fair value of the awards and, as a result, the amounts reported do not reflect the actual economic value realized by the applicable Named Executive Officer.
(4)The amounts reported in this column reflect, for each of the Named Executive Officers, (i) company contributions under the GDS LLC 401(k) Plan; (ii) health care premiums paid by an affiliate of GDHL under the enhanced coverage portion of our fully insured health and welfare plan (which plan is otherwise available to all our employees) and imputed value of a financial coaching service for those who take advantage.
Alternative Compensation Summary for Financial Year 2025
We refer to the table in this section as the NEO Actual Annual Compensation Summary. This table is voluntary disclosure and should be read as a supplement to the Summary Compensation Table above and is not intended to detract from or replace the information contained therein. This table is for illustrative purposes only and not to be considered responsive to any disclosure requirements. Please refer to the Summary Compensation Table above, which is presented in accordance with Item 402(c) of Regulation S-K, and sets forth compensation for each Named Executive Officer of the Company during the financial years ending December 31, 2023, 2024 and 2025.
In the Summary Compensation Table above, the grant date fair values reported in the “Stock Awards” and “Option Awards” columns includes the a value as of the grant date(s) of annual grants made in fiscal year 2025 despite being based on the prior year’s performance during fiscal year 2024; however, the value of the annual cash performance bonuses paid to the Named Executive Officers in the “Bonus” column is shown for the applicable fiscal year of 2025, even if actually paid in the following year. In addition, the Summary Compensation Table above, the grant date fair values reported in the “Stock Awards” and “Option Awards” columns includes one-time sign-on grants made in fiscal year 2025 in connection with the commencement of employment of Messrs. Paquette and Friedrich, which are not a part of their regular annual compensation.

After each fiscal year, the Compensation Committee considers the performance of Galaxy and each Named Executive Officer in the prior year when determining incentive awards for the Named Executive Officers. The following table provides information about the actions and decisions of the Compensation Committee after the end of the most recently completed fiscal year in granting Stock Awards and Option Awards in (i) 2026 that related to 2025 performance, (ii) 2025 that related to 2024 performance and (iii) 2024 that related to 2023 performance. Mr. Friedrich and Mr. Paquette commenced employment as our Chief Legal Officer and Chief Financial Officer, respectively, in 2025, so alternative compensation information for each is only provided for 2025.

				Annual Variable Compensation ($)			Long-Term Incentive Awards
Name and Principal Position	Year	Per Annum Total Compensation (“PATC”) ($)(1)	Salary ($)	Cash Bonus ($)	RSUs ($)(2)	Options ($)(2)	% of Annual Variable Compensation	% of PATC
	$ in thousands
Michael Novogratz Chief Executive Officer and Director	2025	8,000	500	2,920	4,580	—	61	57
	2024	8,500	500	3,000	2,000	3,000	63	59
	2023	5,000	—	3,000	2,000	—	40	40
Anthony Paquette Chief Financial Officer	2025	5,000	400	2,038	2,562	—	56	51
Christopher Ferraro President and Chief Investment Officer	2025	8,000	500	2,920	4,580	—	61	57
	2024	8,000	500	2,700	1,800	3,000	64	60
	2023	4,000	500	1,800	1,200	500	49	43
Erin Brown Chief Operating Officer	2025	5,000	400	2,038	2,562	—	56	51
	2024	5,000	400	1,560	1,040	2,000	66	61
	2023	3,250	400	1,110	740	1,000	61	54
Matthew Friedrich Chief Legal Officer	2025	4,000	400	1,724	1,877	—	52	47
__________________
(1)Sum of salary and annual variable compensation consisting of cash bonuses and year-end long-term incentive awards.
(2)Represents the targeted value of the equity incentive compensation component of the Named Executive Officer’s discretionary annual performance bonus in respect of the fiscal years. In respect to the RSUs applicable to the 2025 fiscal year, 33% of the RSUs will vest on March 1, 2027, and the remaining 67% will vest in eight equal quarterly installments thereafter. The annual RSU and option bonus grants’ value represents the targeted economic value of the equity award and does not reflect the actual accounting grant date fair value.

2025 Grants of Plan-Based Awards Table

The following table sets forth information with respect to plan-based awards granted to our Named Executive Officers during our fiscal year ended December 31, 2025.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Shares of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Michael Novogratz	3/31/2025	101,609			1,102,265
	3/31/2025		409,271	$11.77	3,078,086
Anthony Paquette	3/31/2025	375,000			4,068,038
	3/31/2025		300,000	$11.77	2,256,270
	3/31/2025		325,000	$13.91	2,350,725
	3/31/2025		350,000	$16.06	2,442,300
Christopher Ferraro	3/31/2025	91,448			992,037
	3/31/2025		409,271	$11.77	3,078,086
Erin Brown	3/31/2025	52,837			573,181
	3/31/2025		272,847	$11.77	2,052,055
Matthew Friedrich	9/08/2025	240,000			5,637,600
	9/08/2025		100,000	$23.49	1,678,372
	9/08/2025		100,000	$28.49	1,600,535
	9/08/2025		100,000	$33.49	1,532,674
__________________
(1)The amounts reported in this column represent the aggregate grant date fair value of the awards of RSUs and non-qualified stock options granted to each of the Named Executive Officers, including one-time sign-on RSUs and stock options granted to Messrs. Paquette and Friedrich in connection with their commencement of employment, in each case, during 2025 under the LTIP. The grant date fair value was calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts reported do not reflect the actual economic value that may be realized by the applicable Named Executive Officer. We use the Black-Scholes option pricing model to calculate the fair value of option-based awards.

Outstanding Equity Awards at 2025 Fiscal Year-End Table
The following table sets forth information concerning outstanding equity awards for the Named Executive Officers as of the end of fiscal 2025.

	Option Awards						Stock Awards
Name	Grant Date	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Michael Novogratz	3/31/2025	—	409,271	(2)	11.77	3/31/2030
	3/31/2025						101,609	(3)	2,271,977
	3/27/2024						201,000	(4)	4,494,360
Anthony Paquette	3/31/2025	75,000	225,000	(5)	11.77	3/31/2030
	3/31/2025	81,250	243,750	(6)	13.91	3/31/2030
	3/31/2025	87,500	262,500	(7)	16.06	3/31/2030
	3/31/2025						281,250	(8)	6,288,750
Christopher Ferraro	3/31/2025	—	409,271	(9)	11.77	3/31/2030
	3/27/2024	26,835	54,484	(10)	9.63	3/27/2029
	3/29/2023	660,000	340,000	(11)	4.83	3/29/2028
	3/31/2025						91,448	(12)	2,044,777
	3/27/2024						120,600	(13)	2,696,616
	3/29/2023						57,987	(14)	1,296,589
Erin Brown	3/31/2025	—	272,847	(15)	11.77	3/31/2030
	3/27/2024	53,670	108,967	(16)	9.63	3/27/2029
	3/29/2023	110,000	340,000	(17)	4.83	3/29/2028
	3/31/2025						52,837	(18)	1,181,435
	3/27/2024						74,370	(19)	1,662,913
	3/29/2023						70,881	(20)	1,584,899
Matthew Friedrich	9/08/2025		100,000	(21)	23.49	9/8/2030
	9/08/2025		100,000	(21)	28.49	9/8/2030
	9/08/2025		100,000	(21)	33.49	9/8/2030
	9/08/2025						240,000	(22)	5,366,400
__________________
(1)The closing market price of our Class A Common Stock on December 31, 2025 was $22.36.
(2)136,423 options vested on March 1, 2026 and the remainder are scheduled to vest in two substantially equal annual installments thereafter.
(3)33,870 RSUs vested on March 1, 2026 and the remainder are scheduled to vest in eight equal quarterly installments thereafter.
(4)99,000 RSUs vested on March 1, 2026 and 102,000 are scheduled to vest on March 1, 2027.
(5)75,000 options vested on December 26, 2025 and the remainder are scheduled to vest in three equal annual installments thereafter.
(6)81,250 options vested on December 26, 2025 and the remainder are scheduled to vest in three equal annual installments thereafter.
(7)87,500 options vested on December 26, 2025 and the remainder are scheduled to vest in three equal annual installments thereafter.
(8)93,750 RSUs are scheduled to vest on December 26, 2026 and the remainder are scheduled to vest in two equal annual installments thereafter.
(9)136,423 options vested on March 1, 2026 and the remainder are scheduled to vest in two substantially equal annual installments thereafter.
(10)26,835 options vested on March 1, 2025, 26,835 vested on March 1, 2026 and 27,649 are scheduled to vest on March 1, 2027.
(11)330,000 options vested on March 1, 2024, 330,000 vested on March 1, 2025 and 340,000 vested on March 1, 2026.
(12)30,483 RSUs vested on March 1, 2026 and the remainder are scheduled to vest in eight equal quarterly installments thereafter.
(13)59,400 RSUs vested on March 1, 2026 and 61,200 are scheduled to vest on March 1, 2027.
(14)57,987 RSUs vested on March 1, 2026.
(15)90,949 options vested on March 1, 2026 and the remainder are scheduled to vest in two equal annual installments thereafter.
(16)53,670 options vested on March 1, 2025, 53,670 vested on March 1, 2026 and 55,297 are scheduled to vest March 1, 2027.
(17)340,000 options vested on March 1, 2026.
(18)17,613 RSUs vested on March 1, 2026 and the remainder are scheduled to vest in eight equal quarterly installments thereafter.
(19)36,630 RSUs vested on March 1, 2026 and 37,740 are scheduled to vest on March 1, 2027.
(20)70,881 RSUs vested on March 1, 2026.

(21)25,000 options are scheduled to vest on September 8, 2026 and the remainder in three equal annual installments thereafter.
(22)60,000 RSUs are scheduled to vest on September 8, 2026 and the remainder in three equal annual installments thereafter.

2025 Stock Option Exercises and Stock Vested Table
The following table sets forth information concerning stock options exercised and stock awards vested for our Named Executive Officers during our fiscal year ended December 31, 2025.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael Novogratz	—	—	99,000	1,165,230
Anthony Paquette	—	—	93,750	2,290,313
Christopher Ferraro	—	—	996,730	11,731,512
Erin Brown	550,000	11,377,340	161,421	1,899,925
Matthew Friedrich	—	—	—	—
__________________
(1)For Mr. Novogratz, Mr. Ferraro and Ms. Brown, shares acquired upon vesting represent the number of RSUs acquired upon vesting in March 2025. For Mr. Paquette, shares acquired upon vesting represent the number of RSUs acquired upon vesting in December 2025.
(2)The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price of a share of our Class A common stock on Nasdaq on the date of vesting, and if the vesting day falls on a weekend or holiday, the trading day immediately prior to the date of vesting.
Potential Payments Upon Termination or Change of Control as of December 31, 2025
Our Named Executive Officers are entitled to certain payments and benefits upon certain qualifying terminations of employment, including in connection with a change in control.
Michael Novogratz
Assuming Mr. Novogratz was terminated on the last business day of the most recently completed fiscal year, he would receive the following:
•Termination without cause or for good reason: accrued and unpaid base salary and vacation earned through the date of termination and, subject to Mr. Novogratz’s compliance with the Release Requirement, (i) payment of Mr. Novogratz’s base salary ($500,000 in 2025) for a period of twelve months following the date of termination and (ii) under the LTIP, the tranche of RSUs and Options scheduled to vest at the next vesting date that is within 6 months of his termination would automatically vest. This represents the acceleration of 132,870 RSUs and 136,423 options scheduled to vest on March 1, 2026.
•Termination without cause or for good reason within two years following a change of control, or termination due to death or disability: (i) payment of Mr. Novogratz’s base salary ($500,000 in 2025) for a period of twelve months following the date of termination and subject to Mr. Novogratz’s compliance with the Release Requirement and (ii) under the LTIP, all unvested equity awards will vest (provided, that, the treatment described with respect to a qualifying termination within two years following a change in control only applies to RSUs which remain outstanding following the change of control or were otherwise substituted, converted or exchanged in connection with the change of control). This represents the acceleration of 302,609 RSUs and 409,271 Options scheduled to vest through March 1, 2028.
•Termination for any other reason: Accrued and unpaid base salary through the date of termination ($500,000 in 2025).
Anthony Paquette
Assuming Mr. Paquette was terminated on the last business day of the most recently completed fiscal year, he would receive the following:
•Termination without cause or for good reason: subject to Mr. Paquette’s compliance with the Release Requirement, under the LTIP, the tranche of RSUs and Options scheduled to vest on the next vesting date will automatically vest provided that such next vesting date is within 6 months of his termination. This represents the acceleration of 93,750 RSUs and 243,750 Options scheduled to vest on March 1, 2026.
•Termination without cause or for good reason within two years following a change of control, or termination due to death or disability: under the LTIP, all unvested equity awards will vest (provided, that, the treatment described with respect to a qualifying termination within two years following a change in control only applies to Options or RSUs which remain outstanding following the change of control or were otherwise substituted, converted or exchanged in connection with the change of control). This represents the acceleration of 281,250 RSUs and 731,250 Options scheduled to vest through December 26, 2028.
Christopher Ferraro
Assuming Mr. Ferraro was terminated on the last business day of the most recently completed fiscal year, he would receive the following:
•Termination without cause or for good reason: subject to Mr. Ferraro’s compliance with the Release Requirement, under the LTIP, the tranche of RSUs and Options scheduled to vest on the next vesting date will automatically vest provided that such next vesting date is within 6 months of his termination. This represents the acceleration of 170,733 RSUs and 503,258 Options scheduled to vest on March 1, 2026.
•Termination without cause or for good reason within two years following a change of control, or termination due to death or disability: under the LTIP, all unvested equity awards will vest (provided, that, the treatment described with respect to a qualifying termination within two years following a change in control only applies to Options or RSUs which remain outstanding following the change of control or were otherwise substituted, converted or exchanged in connection with the change of control). This represents the acceleration of 270,035 RSUs and 803,755 Options scheduled to vest through March 1, 2028.
Erin Brown
Assuming Ms. Brown was terminated on the last business day of the most recently completed fiscal year, she would receive the following:
•Termination other than for cause or other than by Ms. Brown without good reason: subject to Ms. Brown’s compliance with the Release Requirement, under the LTIP, the tranche of RSUs and Options scheduled to vest on the next vesting date will automatically vest provided that such next vesting date is within 6 months of her termination. This represents the acceleration of 138,333 RSUs and 484,619 Options scheduled to vest on March 1, 2026. In addition, under her offer letter, Ms. Brown would be entitled to cash severance (upon her compliance with the Release Requirement) in an amount equal to her salary for the remainder of the calendar year, which would be $0 as of the last day of fiscal year 2025, plus 50% of Ms. Brown’s 2025 annual base salary in the amount of $200,000.
•Termination without cause or for good reason within two years following a change of control, or termination due to death or disability: in addition to any cash severance payable above (in connection with a termination other than for cause or other than by Ms. Brown without good reason), under the LTIP, all unvested equity awards will vest (provided, that, the treatment described with respect to a qualifying termination within two years following a change in control only applies to Options or RSUs which remain outstanding following the Change in Control or were otherwise substituted, converted or exchanged in connection with the Change in Control). This represents the acceleration of 198,088 RSUs and 721,814 Options scheduled to vest through March 1, 2028.
Matthew Friedrich
Assuming Mr. Friedrich was terminated on the last business day of the most recently completed fiscal year, he would receive the following:
•Termination without cause or for good reason: subject to Mr. Friedrich’s compliance with the Release Requirement, under the LTIP, the tranche of RSUs and Options scheduled to vest on the next vesting date will automatically vest provided that such next vesting date is within 12 months of his termination. This represents the acceleration of 60,000 RSUs scheduled to vest on September 8, 2026 and does not capture any acceleration of stock options given that they were underwater as of December 31, 2025.

•Termination without cause or for good reason within two years following a change of control, or termination due to death or disability: under the LTIP, all unvested equity awards will vest (provided, that, the treatment described with respect to a qualifying termination within two years following a change in control only applies to Options or RSUs which remain outstanding following the change of control or were otherwise substituted, converted or exchanged in connection with the change of control). This represents the acceleration of 240,000 RSUs scheduled to vest through September 8, 2028 and does not capture any acceleration of stock options given that they were underwater as of December 31, 2025.
Summary of Potential Payments Upon Termination or Change of Control as of December 31, 2025
The following table sets forth the estimated value of the severance payments and benefits and acceleration of unvested equity awards held by each of our Named Executive Officers assuming the occurrence of certain qualifying terminations of employment as described above, including in connection with a change in control, in any case, assuming that such termination occurred on December 31, 2025. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the Named Executive Officer during his or her employment that are available to all salaried employees, such as accrued vacation.

Name	Value of cash compensation upon qualifying termination (no change of control) ($)	Value of accelerated options upon qualifying termination (no change of control) ($)(1)	Value of accelerated RSUs upon qualifying termination (no change of control) ($)(1)	Value of cash compensation upon qualifying termination after change of control or termination due to death or disability ($)(1)	Value of accelerated options upon qualifying termination after change of control or termination due to death or disability ($)(1)	Value of accelerated RSUs upon qualifying termination after change of control or termination due to death or disability ($)(1)
Michael Novogratz	500,000(2)	1,444,720	2,970,973	500,000(2)	4,334,180	6,766,337
Anthony Paquette	—	2,037,313	2,096,250	—	6,111,938	6,288,750
Christopher Ferraro	—	7,746,529	3,817,590	—	10,987,961	6,037,983
Erin Brown	200,000(3)	7,606,569	3,093,126	200,000(3)	10,236,800	4,429,248
Matthew Friedrich	—	—	1,341,600	—	—	5,366,400
__________________
(1)Value of acceleration of options and RSUs are based on the closing market price of our Class A common stock on Nasdaq on December 31, 2025, which was $22.36, and does not capture any value for the acceleration of any stock options that were underwater as of December 31, 2025.
(2)Reflects one year of Mr. Novogratz’s base salary as discussed above.
(3)Reflects certain severance payments as discussed above.

Pay Versus Performance
Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K requires us to provide the following disclosure regarding compensation for our Chief Executive Officer, who is our principal executive officer (“PEO”), and the average compensation for our other non-PEO Named Executive Officers (“non-PEO NEOs”). The amounts shown for “compensation actually paid” have been calculated in accordance with SEC rules and do not reflect compensation actually earned, realized, or received by any of our Named Executive Officers. The table includes adjustments as described in the footnotes and also provides information on our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group, net income (loss), and our company-selected measure, which is Adjusted EBITDA. We became a public reporting company in the U.S. in May 2025, and we do not present information for years prior to when we became a public reporting company. The information contained in this “—Pay Versus Performance” section will not be incorporated into any of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference therein.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Total Stockholder Return ($)(3)	Peer Group Total Stockholder Return ($)(4)	Net Income (Loss) ($ in thousands)(5)	Company Selected Measure: Adjusted EBITDA ($ in thousands)(6)
2025	7,651,727	13,124,588	9,630,022	14,021,173	98	108	(241,349)	33,671
__________________
(1)Amounts shown are the total compensation as calculated in the Summary Compensation Table for our PEO (Michael Novogratz) and the average for our non-PEO NEOs (Anthony Paquette, Christopher Ferraro, Erin Brown and Matthew Friedrich).
(2)Amounts shown represent the amount of “compensation actually paid” to our PEO and non-PEO NEOs. The dollar amounts do not reflect the actual amount of compensation earned or received during the applicable fiscal year. There are no material differences to the assumptions used to compute the valuation of the equity awards for calculating the “compensation actually paid” from the assumptions used to compute the valuation of such equity awards as of the grant date. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation of our PEO and non-PEO NEOs for fiscal 2025 to determine the “compensation actually paid” to each such person.

Fiscal Year 2025	PEO ($)	Average Non-PEO NEOs ($)
Summary Compensation Table Total	7,651,727	9,630,022
Less: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year 2025	(4,180,351)	(6,370,635)
Plus: Fair Value at Fiscal Year-End 2025 of Outstanding and Unvested Option Awards and Stock Awards Granted During Fiscal Year 2025	9,195,622	10,648,289
Plus: Change in Fair Value at Fiscal Year-End 2025 vs. Fiscal Year-End 2024 of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	1,009,020	1,241,650
Plus: Fair Value at Vesting Date in Fiscal Year 2025 of Option Awards and Stock Awards Granted in Fiscal Year 2025 that Vested During Fiscal Year 2025	—	929,473
Plus: Change in Fair Value as of Vesting Date in Fiscal Year 2025 vs. Fiscal Year-End 2025 of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year 2025	(551,430)	(2,057,627)
Compensation Actually Paid	13,124,588	14,021,173

(3)Total Shareholder Return reflects the cumulative total return of an initial $100 investment in our Class A common stock, measured from May 16, 2025 (the date our Class A common stock began trading on Nasdaq). Prior to listing on Nasdaq, and until March 19, 2026, our Class A common stock traded on the Toronto Stock Exchange (“TSX”). If the period between December 31, 2024 and May 16, 2025 is included, and assuming an initial investment of $100.00, the TSR for fiscal year 2025 was $128.74. The TSX closing price as of December 31, 2024 was converted to USD using the daily exchange rate of $0.6950 published by the Bank of Canada as of such date. Historic stock price performance is not necessarily indicative of future stock price performance.
(4)The peer group used for the purpose of this disclosure in each covered year is the Nasdaq U.S. Benchmark Financial Services Index, which we also use in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report. This column assumes $100.00 was invested in this peer group on May 16, 2025 (the date our Class A common stock began trading on Nasdaq).
(5)Reflects the net income (loss) as reported in our audited financial statements for the fiscal year.
(6)Adjusted EBITDA is defined as net income (loss) excluding (i) equity based compensation and related expense, (ii) notes interest expense and other expense, (iii) tax expense / (benefit), (iv) depreciation and amortization expense, (v) unrealized (gain) / loss on notes payable – derivative, (vi) mining-related impairment loss / loss on disposal of mining equipment, (vii) settlement expense, (viii) other (income) / expense, net and (ix) reorganization and reorganization merger costs that we believe are not indicative of our ongoing results.

Chart Showing Graphical Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and TSR
Chart Showing Graphical Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Net Income (Loss)

Chart Showing Graphical Relationship Between PEO and Non-PEO NEOs Compensation Actually Paid and Adjusted EBITDA

Most Important Measures for Determining Named Executive Officer Pay
The financial performance measures listed below (unranked) represent all of the financial performance measures that we consider to have been the most important in linking “compensation actually paid” to our Named Executive Officers to company performance in 2025.
•Net income (loss);
•Total equity capital;
•Adjusted EBITDA; and
•Adjusted gross profit.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2025, with respect to compensation plans under which shares of our common stock may be issued.

Plan category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options ($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (#)
		(a)	(b)	(c)
Equity compensation plans approved by security holders	Class A(2)	21,160,582	10.02	13,795,760
Equity compensation plans not approved by security holders	Class A(3)	65,456	—	—
Total	Class A	21,226,038		13,795,760
_________________
(1)The weighted-average exercise price is calculated based on 13,601,779 outstanding stock options and 437,535 outstanding SARs, which are included in column (a). It does not reflect the shares of Class A common stock that will be issued in connection with the settlement of 6,823,645 RSUs, 229,208 PSUs and 297,623 DSUs, which are included in column (a), since such award types have no exercise price.
(2)Includes the LTIP.
(3)Includes the Non-Treasury Share Unit Plan (“NTSUP”). The NTSUP is a supplement plan to the LTIP under which grants of RSUs and PSUs are settled solely in cash. On August 19, 2025, we commenced a tender offer (the “Tender Offer”) to exchange outstanding and unvested cash-settled NTSUP RSUs (“NTSUP RSUs”) for share-settled RSUs (“LTIP RSUs”) under the LTIP. All eligible employees that participated in the Tender Offer also received five additional LTIP RSUs. The Tender Offer expired on September 16, 2025. A total of 411,603 NTSUP RSUs were accepted for exchange in the Tender Offer and 412,133 LTIP RSUs were issued upon such exchange. All tendered NTSUP RSUs were cancelled effective as of September 17, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 2, 2026, by:
•each person or group whom we know to own beneficially more than 5% of our capital stock;
•each of our Named Executive Officers;
•each of our directors and director nominees; and
•all of our directors and executive officers as a group.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of April 2, 2026 (and for the avoidance of doubt, excludes any options, RSUs and DSUs held by such individuals that have not vested and will not vest within 60 days of such date). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of April 2, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In addition, in accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to those securities. Unless otherwise indicated, the address for each listed stockholder is: c/o 300 Vesey Street, New York, NY, 10282. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Class A common stock beneficially owned(1)		Class B common stock beneficially owned(1)		Percentage of Total Voting Power(2)
Name of beneficial owner	Number	Percentage	Number	Percentage
Holders of More than 5%
Galaxy Group Investments LLC(3)	192,115,103	50.03%	192,115,103	96.83%	49.23%
FMR LLC(4)	21,154,711	11.03%	—	—	5.42%
Capital Research Global Investors(5)	18,161,998	9.47%	—	—	4.65%
Directors and Named Executive Officers
Michael Novogratz(6)	192,365,697	50.08%	192,365,697	96.83%	49.25%
Michael Daffey(7)	2,000,000	1.04%	—	—	*
Bill Koutsouras(8)	100,000	*	—	—	*
Rhonda Adams-Medina(9)	49,167	*	—	—	*
Jane Dietze	—	—	—	—	—
Richard Tavoso(10)	562,886	*	—	—	*
Douglas Deason(11)	59,000	*	—	—	*
Anthony Paquette(12)	295,780	*	—	—	*
Christopher Ferraro(13)	5,174,471	2.63%	3,411,001	1.72%	1.02%
Erin Brown(14)	237,764	*	—	—	*
Matthew Friedrich	—	—	—	—	—
All directors and executive officers as a group (11 persons)(15)	200,844,765	51.53%	195,526,104	98.55%	50.03%
__________________
*Less than 1%
(1)Subject to the terms of the Seventh Amended and Restated Limited Partnership Agreement of GDH LP (the “Amended LP Agreement”), LP Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Shares of Class B common stock will be cancelled on a one-for-one basis upon redemption or exchange LP Units pursuant to the terms of the Amended LP Agreement. In this table, beneficial ownership of LP Units has been reflected as beneficial ownership of shares of our Class A common stock for which such LP Units may be exchanged. For additional information see “Certain Relationships and Related Person Transactions — Issuance of Class B Common Stock.”
(2)Represents percentage of voting power of our Class A common stock and our Class B common stock held by such person voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote.

(3)Michael Novogratz is the beneficial owner of all securities held by GGI and certain family trusts that he controls. The address of GGI is 107 Grand Street, New York, NY 10013.
(4)Based solely on a Schedule 13G/A filed on February 5, 2026, FMR LLC (“FMR”) has sole voting power over 21,154,653.28 shares of our Class A common stock and sole dispositive power over 21,154,711.46 shares of our Class A common stock, and Abigail P. Johnson has sole dispositive power over 21,154,711.46 shares of our Class A common stock. FMR LLC, as the investment manager, has control or direction over such securities but such securities are owned by accounts managed by the investment manager. The address of such stockholder is 245 Summer Street, Boston, MA, 02210.
(5)Based solely on a Schedule 13G filed on February 12, 2026, Capital Research Global Investors (“CRGI”) has sole voting power and sole dispositive power over 18,161,998 shares of our Class A common stock. The address of such stockholder is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071
(6)Represents for Michael Novogratz (i) 105,703 shares of Class A common stock, (ii) 136,423 shares of Class A common stock issuable upon the exercise of options within 60 days of April 2, 2026, (iii) 8,468 shares of Class A common stock underlying RSUs scheduled to vest and settle within 60 days of April 2, 2026 and (iv) 192,115,103 LP units (and an equal number of shares of our Class B common stock) redeemable or exchangeable for an equivalent number of shares of Class A common stock held by GGI.
(7)Represents for Michael Daffey (i) 1,500,000 shares of Class A common stock and (ii) 500,000 shares of Class A common stock issuable upon the exercise of options within 60 days of April 2, 2026.
(8)Represents for Bill Koutsouras 100,000 shares of Class A common stock.
(9)Represents for Rhonda Adams-Medina 49,167 shares of Class A common stock.
(10)Represents for Richard Tavoso (i) 500,000 shares of Class A common stock and (ii) 62,882 shares of Class A common stock underlying DSUs redeemable within 60 days of April 2, 2026.
(11)Represents for Douglas Deason 59,000 shares of Class A common stock held by Deason Capital LLC. Douglas Deason is a managing member of Deason Capital LLC.
(12)Represents for Anthony Paquette (i) 52,030 shares of Class A common stock and (ii) 243,750 shares of Class A common stock issuable upon the exercise of options within 60 days of April 2, 2026.
(13)Represents for Christopher Ferraro (i) 565,756 shares of Class A common stock, (ii) 1,190,093 shares of Class A common stock issuable upon the exercise of options within 60 days of April 2, 2026, (iii) 7,621 shares of Class A common stock underlying RSUs scheduled to vest and settle within 60 days of April 2, 2026 and (iv) 3,411,001 LP Units (and an equal number of shares of our Class B common stock) redeemable or exchangeable for an equivalent number of shares of Class A common stock.
(14)Represents for Erin Brown (i) 69,691 shares of Class A common stock, (ii) 163,670 shares of Class A common stock upon the exercise of options within 60 days of April, 2026 and (iii) 4,403 shares of Class A common stock underlying RSUs scheduled to vest and settle within 60 days of April 2, 2026.
(15)Represents for all directors and executive officers as a group (i) 3,001,347 shares of Class A common stock, (ii) 2,233,936 shares of Class A common stock issuable upon the exercise of options within 60 days of April 2, 2026, (iii) 20,492 shares of Class A common stock underlying RSUs scheduled to vest and settle within 60 days of April 2, 2026 and (iv) 195,526,104 LP Units (and an equal number of shares of our Class B common stock) redeemable or exchangeable for an equivalent number of shares of Class A common stock.

REPORT OF THE AUDIT COMMITTEE
This report of the Audit Committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (“Securities Act”) or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our Audit Committee has reviewed and discussed with our management and KPMG LLP our audited consolidated financial statements for the year ended December 31, 2025. Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees” and the SEC.
Our Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our Audit Committee concerning independence and has discussed with KPMG LLP its independence from us.
Based on the review and discussions referred to above, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.
Submitted by the Audit Committee
Bill Koutsouras, Chairperson
Jane Dietze
Richard Tavoso

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions since January 1, 2025 or currently proposed, to which we are or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial holders of more than 5% of any class of our common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a participant other than compensation arrangements for our executive officers and directors, which are described where required under “Management—Board of Directors—Board Structure and Compensation of Directors.”
Reorganization Transactions
In connection with the Reorganization Transactions, we and GDHL entered into certain agreements with GDH LP and each of the holders of LP Units, or certain of them, in order to effect the Reorganization Transactions. Such agreements are described in further detail in the sections that follow.
Amended and Restated GDH LP Agreement
In connection with the Reorganization Transactions, GDH LP entered into the Amended LP Agreement, pursuant to which all Class A Units and Class B Units of GDH LP were reclassified as a single class of units of GDH LP (“LP Units”) and GDH LP continued as a Delaware limited partnership. Under the Amended LP Agreement, holders of LP Units (other than us and our wholly owned subsidiaries), including the holders of LP Units, have the right, subject to the terms of the Amended LP Agreement, to require GDH LP to redeem all or a portion of their LP Units for, at our election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A common stock for each LP Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LP Agreement. Additionally, in the event of a redemption request from a holder of LP Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LP Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request from a holder of LP Units, redeem or exchange LP Units of such holder pursuant to the terms of the Amended LP Agreement. See “—Issuance of Class B Common Stock.”
Upon consummation of the Reorganization Transactions, GDI became the sole general partner of GDH LP, and GDI therefore has control over all of the affairs and decision making of GDH LP. As such, through our officers and directors, we are responsible for all operational and administrative decisions of GDH LP and the day-to-day management of GDH LP’s business. We will fund any dividends to holders of our Class A common stock by causing GDH LP to make distributions to the holders of LP Units and us, subject to GDH LP having cash available for such distributions and any limitations imposed by debt or other agreements to which GDH LP may be party.
The holders of LP Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of GDH LP. Net profits and net losses of GDH LP are generally allocated to its members pro rata in accordance with the percentages of their respective ownership of LP Units. The Amended LP Agreement provides for pro rata cash distributions to the holders of LP Units for purposes of funding their tax obligations in respect of the taxable income of GDH LP that is allocated to them. Generally, these tax distributions are computed based on GDH LP’s estimate of the net taxable income of GDH LP allocable to each holder of LP Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of New York, New York (taking into account the non-deductibility of certain expenses and the character of our income). As a result of (i) potential differences in the amount of net taxable income allocable to us and the other LP Unitholders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the use of an assumed tax rate in calculating GDH LP’s distribution obligations, we may receive tax distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement (as defined below).
Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in GDH LP and GDH LP shall issue to us one LP Unit, unless such share was issued by us solely to fund the purchase of an LP Unit from a holder of LP Units (upon an election by us to exchange such LP Unit in lieu of redemption following a redemption request by such holder of LP Units), in which case such net proceeds shall instead be transferred to the selling holder of LP Units as consideration for such purchase, and GDH LP will not issue an additional LP Unit to us. Similarly, except as otherwise determined by us, (i) GDH LP will not issue any additional LP Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should GDH LP issue any additional LP Units to the holders of LP Units or any other person, we will issue an equal number of shares of our Class B common stock to such holders of LP Units or any other person. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired by us, GDH LP will redeem, purchase or otherwise acquire an equal number of LP Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, except as otherwise described herein, GDH LP will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LP Units unless it is accompanied by a substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LP Units. Notwithstanding the foregoing, if we receive a distribution from GDH LP and subsequently contribute any of the amounts received in such distribution back to GDH LP or otherwise acquire additional LP Units in exchange for such amounts, the Amended LP Agreement permits GDH LP to take any action we deem necessary or advisable to properly reflect the changes in our and GDH LP’s other limited partners’ economic interests in GDH LP. Such actions could include a reverse unit split or other combination of the outstanding LP Units, without an accompanying reverse stock split or other combination of our common stock.
The Amended LP Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our Board or is otherwise consented to or approved by our Board, the holders of LP Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LP Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LP Units may participate in each such offer without being required to redeem or exchange LP Units.
The Amended LP Agreement provides that, except for transfers to us as provided above or to certain permitted transferees, the LP Units and shares of Class B common stock may not be sold, transferred or otherwise disposed of.
Subject to certain exceptions, GDH LP will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with GDH LP’s business or affairs or the Amended LP Agreement or any related document.
GDH LP may be dissolved upon (i) the determination by us to dissolve GDH LP or (ii) any other event which would cause the dissolution of GDH LP under the Delaware Revised Uniform Partnership Act, unless GDH LP is continued in accordance with the Delaware Revised Uniform Partnership Act. Upon dissolution, GDH LP will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of GDH LP’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the holders of LP Units in proportion to their ownership of such LP Units.
Issuance of Class B Common Stock
In connection with the Reorganization Transactions, GDHL (then renamed Galaxy Digital Holdings Inc. (“GDH Delaware”)) issued a number of shares of Class B common stock of GDH Delaware (which shares of Class B common stock of GDH Delaware converting by operation of law into shares of Class B common stock of GDI in the Reorganization Transactions) to each holder of LP Units, equal to the number of limited partnership units of GDH LP held by each such holder of LP Units.
Shares of Class B common stock do not represent any economic interest in us, and solely represent voting interests in us (with each holder of LP Units continuing to hold their economic interest in GDH LP directly by virtue of their ownership of LP Units, into which the Class B Units of GDH LP converted by operation of law upon consummation of the continuation of GDH LP as a Delaware limited partnership). Each holder of a share of Class B common stock is entitled to one vote per share, and votes together with holders of shares of Class A common stock on all matters submitted to a vote of holders of our common stock. Prior to the consummation of the Reorganization Transactions, each holder of LP Units had the right to exchange (or cause GDH LP to redeem) its Class B Units for an equal number of ordinary shares of GDHL, the ownership of which would entitle such holder of LP Units to vote together with holders of GDHL ordinary shares on all matters submitted to a vote of GDHL shareholders.
The table below sets forth the Class B common stock issued to GDHL’s then-existing directors, officers and 5% equity holders (on an as exchanged basis) in the Reorganization Transactions:

Class B Common Stock Issued in the Reorganization
Number of Shares
Galaxy Group Investments LLC(1)	202,346,000
Christopher Ferraro	4,661,001
Andrew Siegel	223,169
Michael Ashe	60,903
Steve Kurz	1,520,278
_________________
(1)All such shares are beneficially owned by our Chief Executive Officer, Michael Novogratz.
Tax Receivable Agreement
Future redemptions or exchanges by holders of LP Units for shares of our Class A common stock or cash, and other transactions described herein are expected to result in favorable tax attributes for us. These tax attributes would not be available to us in the absence of those transactions and are expected to reduce the amount of tax that we would otherwise be required to pay in the future.
We have entered into an amended and restated tax receivables agreement, dated May 13, 2025 (the “Tax Receivable Agreement”) with GDH Delaware and certain present and former limited partners of GDH LP (the “TRA Parties”). Under the Tax Receivable Agreement, we are generally required to pay to the TRA Parties, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result (i) of any increase in tax basis in GDH LP’s assets resulting from redemptions or exchanges by those holders of LP Units and payments made under the Tax Receivable Agreement, and (ii) deductions in respect of interest with respect to payments made under the Tax Receivable Agreement, as and when such tax benefits are realized. We are required to make similar payments to Class B limited partners of GDH LP who previously exchanged their partnership interests in GDH LP for GDHL ordinary shares. We will retain the benefit of the remaining 15% of these tax savings. The payment obligations under the Tax Receivable Agreement are our obligations and not the obligations of GDH LP.
We expect that the payments we will be required to make under the Tax Receivable Agreement could be material. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges by the TRA Parties, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the allocation of tax basis adjustments among our assets, the amount and timing of the taxable income that we generate in the future, the tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest. Payments under the Tax Receivable Agreement are not conditioned on our existing owners’ continued ownership interest in GDH LP.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions we determine, and the U.S. Internal Revenue Service or another tax authority may challenge all or a part of the tax basis increases or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. Further, the parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax attributes are subsequently disallowed, except that any excess payments made to a TRA Party will be netted against future payments otherwise to be made to such TRA Party under the Tax Receivable Agreement, if any, after our determination of such excess. In addition, upon the occurrence of certain changes of control, the actual U.S. federal, state, local and/or non-U.S. tax savings we may realize may be different than the amount of such tax savings we are deemed to realize under the Tax Receivable Agreement, which will be based on the U.S. federal, state, local and/or non-U.S. tax rates in effect on the date of the change of control and certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement. In both such circumstances, we could make payments to the TRA Parties that are greater than our actual cash tax savings and we may not be able to recoup those payments, which could negatively impact our liquidity. The Tax Receivable Agreement provides that (1) in the event that we breach any of our material obligations under the Tax Receivable Agreement or (2) if, at any time, we elect an early termination of the Tax Receivable Agreement, our obligations under the Tax Receivable Agreement (with respect to all LP Units, whether or not LP Units have been redeemed or exchanged before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax basis increases and other tax attributes subject to the Tax Receivable Agreement. The change of control provisions in the Tax Receivable Agreement may result in situations where the holders of LP Units have interests that differ from or are in addition to those of our other stockholders.
Finally, our ability to make payments under the Tax Receivable Agreement depends on the ability of GDH LP to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid. Non-payment may in certain circumstances constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.
Director Nomination Agreement
In connection with the Reorganization Transactions, we entered into a director nomination agreement with GGI (the “Director Nomination Agreement”). Pursuant to the terms of the Director Nomination Agreement, so long as GGI continues to beneficially own, in the aggregate and without duplication at least 25% of the total number of issued and outstanding shares of our common stock as of the date of such calculation, GGI shall be entitled to nominate one director to the Board and our Board of Galaxy must take certain actions and use its reasonable best efforts to cause any such nominee to be elected or to fill such vacancy. This right will be deemed to have been exercised for so long as Mr. Novogratz remains on our Board. Mr. Novogratz is the sole owner of GGI, and as a result, he is able to designate himself or another nominee for election to our Board provided that the right of any director designated by him to serve on a committee will be subject to applicable laws and Nasdaq independence rules.
Indemnification Agreements
In connection with the Reorganization Transactions and our listing on Nasdaq, we entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. See “Management—Indemnification of Officers and Directors.”
Other Transactions with Related Parties
Transactions with GDHL
In accordance with GDH LP’s then-effective limited partnership agreement, prior to the consummation of the Reorganization Transactions, GDH LP was obligated to reimburse or pay for all reimbursable expenses of GDHL. For the year ended December 31, 2025, any expenses paid or accrued on behalf of GDHL were eliminated upon consolidation.
In April 2022, GDH LP entered into a Promissory Note (as subsequently amended, the “Promissory Note”) with GDH Intermediate LLC (“GDHI LLC”), a wholly owned subsidiary of GDHL prior to the Reorganization Transactions. In connection with the Reorganization Transactions, the Promissory Note was amended and restated with GDH LP and GDI as the counterparties. The Promissory Note was eliminated in consolidation subsequent to the Reorganization Transactions.
GGI Indemnification
In connection with the receipt of surety bonds for the purpose of a subsidiary of GDH LP’s state money transmission licenses, GGI agreed to act as indemnitor, along with GDH LP, at the request of the insurers. GDH LP was liable to GGI for fees of $0.4 million through September 30, 2025 which was calculated as 1% of the aggregate notional amount of the surety bonds held on behalf of the subsidiary. GDH LP will continue to incur fees due to GGI of 1% for the duration of these outstanding surety bonds which are renewed annually.
GDH LP Tax Distributions
Prior to the Reorganization Transactions, GDH LP’s then-effective limited partnership agreement permitted Galaxy Digital Holdings GP LLC, in its sole discretion, to make tax distributions to the limited partners of GDH LP in respect of taxable income and gain allocated from GDH LP, in order to preserve the amount of cash held by GDH LP so as to enable a partner to pay its anticipated taxes with respect to taxable income and gain that the partner was allocated from GDH LP. Amounts distributed pursuant to such tax distribution provision were treated as an advance against, and reduced (on a dollar for dollar basis), future amounts that would otherwise be distributable to such limited partners. During the year ended December 31, 2025, GDH LP made tax distributions of $49.3 million. The majority of the recipients of the distributions were related parties.
Aviation and Nautical Matters
Mr. Novogratz, through an entity which he controls, owns a private aircraft that we use for business purposes in the ordinary course of our operations, on terms that are advantageous to us. Mr. Novogratz paid for the purchase of this aircraft with his personal funds and has borne all operating, personnel and maintenance costs associated with its operation and use. During the year ended December 31, 2025, the Company incurred $1.1 million for such use negotiated on an arms-length basis in compliance with our aviation matters policy adopted in August 2022.
In addition, we have from time to time made use of Mr. Novogratz’s private watercraft to host corporate meetings and for other business purposes in the ordinary course of our operations, on terms that are advantageous to us. Mr. Novogratz paid for the purchase of this watercraft with his personal funds and has borne all operating, personnel and maintenance costs associated with its operation and use, while we have paid for the cost of any food and beverage consumption, as well as a portion of the NYC docking fees, in connection with our corporate use of the watercraft. The expense incurred in relation to this boat was immaterial during the year ended December 31, 2025.
Investment in Candy Digital
In March 2021, GDH LP, Fanatics Holdings Inc. and other investors founded Candy Digital, Inc. (“Candy Digital”), a digital collectible NFT company that is building an ecosystem to purchase, trade and share officially licensed collectible NFTs. Prior to Candy Digital’s acquisition by Futureverse in April 2025, Galaxy held the right to appoint two members of its board of directors, including Mr. Novogratz who served as co-chairman until such date. A family member of Mr. Novogratz also held a position with Candy Digital and currently holds a position with Futureverse. In December 2025, Futureverse entered liquidation. As of December 31, 2025, the Company had investments in Candy Digital, now Futureverse, with an estimated value of $0 million. As of December 31, 2025, Galaxy Interactive Fund I, LP, a nonconsolidated sponsored investment fund, also held an investment in the company valued at $0 million.
Investments in Galaxy Funds
Our directors and executive officers are generally permitted to invest their own capital (or capital of estate planning vehicles controlled by them or their immediate family members) directly in our funds and affiliated entities. In certain instances, such investments are not subject to management fees, and may not be subject to performance fees. The opportunity to invest in our funds in this manner is available to all of the senior Galaxy professionals and to those of our employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. The fair value of such investments aggregated to $11.5 million as of December 31, 2025.
GalaxyOne
Certain of our executive officers and directors have accounts on our GalaxyOne platform (which offers access to certain deposit accounts and provides brokerage accounts for trading securities and digital assets) and use GalaxyOne products and services in the ordinary course. Similar to GalaxyOne’s other customers, these individuals pay us standard transaction and other fees related to such use, and earn a yield from us to the extent they hold certain investment products or cash balances on our platform, in each case on the same terms as other customers. As of December 31, 2025, the Company recognized $0.2 million of liabilities related to certain related parties interactions with the GalaxyOne platform.
Related Person Transactions Policies and Procedures
We have adopted a written Related Person Transaction Policy (the “RPT Policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of related person transactions by our Audit Committee. For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the RPT Policy) had, has or will have a direct or indirect material interest.

The RPT Policy requires that notice of a proposed related person transaction be provided to the head of our legal department prior to entry into such transaction. If the head of our legal department and our legal department determine that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration. Under the RPT Policy, our Audit Committee considers all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person. The Audit Committee will not approve or ratify related person transactions that are in, or not inconsistent with, our and our stockholders’ best interests.
The RPT Policy also provides that the Audit Committee review previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction should continue.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board for use at the Annual Meeting. The Annual Meeting will be held virtually on Thursday, May 28, 2026 at 9:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GLXY2026, where you will be able to listen to the meeting live and vote your shares online during the meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report is first being mailed on or about April 8, 2026 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.
What matters am I voting on?
You will be voting on:
•the election of six directors with each to serve for a one-year term expiring at our 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified;
•a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2026;
•a proposal to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers;
•a proposal to approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation of our Named Executive Officers; and
•any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
•“FOR ALL” nominees in the election of Michael Daffey, Bill Koutsouras, Rhonda Adams-Medina, Douglas Deason, Jane Dietze and Michael Novogratz as directors to serve on our Board until our 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified;
•“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2026;
•“FOR” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers; and
•“ONE YEAR” for the proposal to approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation of our Named Executive Officers.
Who is entitled to vote? How many shares can I vote?
Holders of our common stock, including holders of Tokenized GLXY, as of the close of business on April 2, 2026 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 191,850,792 shares of our Class A common stock outstanding (including 13,404 shares of Class A common stock represented by Tokenized GLXY) and 198,408,277 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Holders may vote all shares of our common stock that they owned as of the Record Date. Stockholders are not permitted to cumulate votes with respect to the election of directors. In deciding all matters at the Annual Meeting, each share of Class A common stock and each share of Class B common stock is entitled to one vote. For the avoidance of doubt, each share of Tokenized GLXY will be treated as one share of Class A common stock.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this section, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares of our common stock live by following the instructions provided on your Notice or the instructions that accompanied your proxy materials to attend the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this section, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
Tokenized Stockholders. Holders of Tokenized GLXY will receive voting instructions via email. Such stockholders may vote through the Tokenized ProxyVote website referenced in the email by connecting the wallet(s) that hold their Tokenized GLXY to the website, making their voting elections, and cryptographically signing their votes via their wallet. If a tokenized stockholder is unable to connect their wallet(s), they may instead vote via www.ProxyVote.com using their control number included in the email.
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of directors requires a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. As a result, abstentions (shares present at the Annual Meeting and marked “ABSTAIN”) for a particular nominee will have the effect of a vote against such nominee’s election. Broker non-votes will have no effect on the outcome of this proposal.
•Pursuant to our Corporate Governance Guidelines, in the event that an incumbent director fails to receive the required affirmative vote of stockholders, being a greater number of votes “for” such director’s election than votes “against” or “abstain” for such election, in an uncontested election of directors, such director shall promptly, following the relevant meeting of the stockholders, tender his or her resignation as a director of the Company to the Chair of the Board. The resignation shall become effective only upon acceptance by the Board.
•Proposals No. 2 and No. 3: The ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2026 and approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers each requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions (shares present at the Annual Meeting and marked “ABSTAIN”) will count as a vote against such proposal. Broker non-votes will have no effect on the outcome of Proposal No. 3. As Proposal No. 2 is considered a “routine” matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. As a result, we do not expect any broker non-votes on Proposal No. 2.
•Proposal No. 4: The non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers will provide stockholders with the opportunity to choose among four options with respect to this proposal. You may vote for holding the non-binding advisory vote to approve the compensation of our Named Executive Officers every “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or vote for “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be deemed to be the preferred frequency option of our stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
With respect to Proposals No. 2, No. 3, and No. 4, because these proposals are advisory, the result will not be binding on our Board, our Audit Committee, our Compensation Committee, or the Company. However, our Board, the Audit Committee, and the Compensation Committee, as applicable, will consider the outcome of the votes when making future decisions regarding the Company’s independent auditor appointment, Named Executive Officer compensation, and the frequency of holding future non-binding advisory votes on the compensation of our Named Executive Officers

What is a quorum?
A quorum is the minimum voting power required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our Bylaws and Delaware law. The presence, virtually or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 27, 2026 (please have your Notice or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 27, 2026 (please follow the instructions on your proxy card or voting instruction form from your broker provided to you by email or over the internet);
•by completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Annual Meeting; or
•by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/GLXY2026, where you may vote and submit questions during the meeting. Please have your Notice, proxy card or the instructions that accompanied your proxy materials in hand when you visit the website.
Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a holder of Tokenized GLXY, in addition to the four options above, you can also vote by the following method:
•through the Tokenized ProxyVote website at www.token-vote.com, 24 hours a day, seven days a week, until 9:00 a.m. Eastern Time on May 27, 2026, by connecting the wallet(s) that hold your Tokenized GLXY to the website and cryptographically signing your votes via your wallet(s).
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form and may be able to vote by telephone or on the internet, depending on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by internet or by telephone;
•completing and returning a later-dated proxy card;
•written notice to our Corporate Secretary; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change or revoke your vote.

What do I need to do to attend and participate in the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders, which we believe better enables participation from our global community. Stockholders of record and street name stockholders with a legal proxy from their broker, bank or other nominee will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GLXY2026, which will allow such stockholders to submit questions during the meeting and vote shares electronically at the meeting by accessing the meeting with their 16-digit control number.
We designed the format of the virtual Annual Meeting so that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation, and communication through online tools. The virtual format facilitates stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world.
If you have accessed the meeting using your 16-digit control number, you will have the ability to submit questions real-time via the virtual meeting website, with a limit of one question per stockholder. We will answer questions submitted in accordance with the meeting rules of conduct in the time allotted for the meeting. Only questions pertaining to the proposals to be acted on at the Annual Meeting will be answered, and we reserve the right to exclude questions that are, among other things, irrelevant to meeting matters, irrelevant to the business of Galaxy, related to material nonpublic information of Galaxy, related to personal matters or grievances, derogatory or in bad taste, related to pending or threatened litigation, or that are otherwise inappropriate (as determined by the chairperson of the Annual Meeting or Secretary). Questions should be succinct and cover only one topic. Questions that are substantially similar may be grouped and answered together to avoid repetition.
To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card or the instructions that accompanied your proxy materials to attend the Annual Meeting. The Annual Meeting webcast will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians to assist you if you experience technical difficulties accessing the virtual meeting. If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Michael Novogratz and Matthew Friedrich have been designated as proxy holders by our Board. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If a proxy is properly dated and executed but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting pursuant to our Bylaws, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is continued, adjourned or postponed, the proxy holders can vote the shares on the reconvened or new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report, primarily via the internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 8, 2026 to all stockholders entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice (www.proxyvote.com). Stockholders may also request to receive proxy materials for this Annual Meeting or future meetings of stockholders in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?
It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy cards and voting instruction forms you receive.
How are proxies solicited for the Annual Meeting?
Our Board and employees are soliciting proxies for the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
What is an abstention?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted for purposes of determining whether a quorum is present.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions, and what are “broker non-votes”?
Brokerage firms and other intermediaries holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by such beneficial owners. In the absence of timely directions, your broker will have discretion to vote your shares only on “routine” matters. The only “routine” matter at the Annual Meeting is the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2026. Your broker will not have discretion to vote on Proposal No. 1, Proposal No. 3 or Proposal No. 4, which are “non-routine” matters, absent direction from you. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present. We encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting.
I share an address with another stockholder, and we received only one paper copy of the Notice or proxy materials. How may I obtain an additional copy?
We have adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple stockholders residing at the same address will receive a single copy of the Notice or, as applicable, proxy materials unless the stockholder notified us that they wish to receive multiple copies of such materials. Stockholders may revoke their consent to householding at any time by contacting Broadridge Financial Services, Inc. (“Broadridge”) either by calling toll-free at 1-866-540-7095, or by writing to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the householding program within 30 days of receipt of your request, following which you will receive multiple copies of such materials.
If you are a stockholder of record, upon written or oral request, we will promptly deliver a separate copy of the Notice or proxy materials to such stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy of the Notice or proxy materials, such stockholder may contact Broadridge by:
•Internet: www.proxyvote.com
•Telephone: 1-800-579-1639
•Email: sendmaterial@proxyvote.com
Additionally, stockholders of record who share the same address and receive multiple copies of the Notice or proxy materials can request a single copy of such materials by contacting Broadridge at the address, email address, or telephone number above.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.
Why did I receive a full set of proxy materials in the mail instead of a notice regarding the Internet availability of proxy materials?
We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. You may elect to receive all future proxy materials electronically via email or the Internet. Electing electronic delivery will help reduce our environmental impact and the costs incurred by us in mailing proxy materials. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your Notice to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
For a proposal to be included in our proxy statement for the 2027 Annual Meeting of Stockholders, it must be delivered to our Corporate Secretary in writing and comply with requirements of Rule 14a-8 of the Exchange Act. The proposal must be received by Galaxy Digital Inc., 300 Vesey St., 13th Floor, New York, NY, 10282, Attention: Corporate Secretary on or before December 9, 2026.
Stockholders intending to present a proposal at our 2027 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2027 Annual Meeting no earlier than the close of business on January 28, 2027 and no later than the close of business on February 27, 2027. The notice must contain the information required by our Bylaws.
However, in the event that the 2027 Annual Meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days from May 28, 2027, in order to be timely, a notice by the stockholder must be received (A) no earlier than the close of business on the 120th day before such annual meeting and (B) no later than the close of business on the 90th day before such annual meeting or the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure.
We will not entertain any proposals at the 2027 Annual Meeting that do not meet the requirements set forth in our Bylaws. The Bylaws can be found on the SEC website (https://www.sec.gov) as Exhibit 3.2 to our Annual Report filed with the SEC on February 26, 2026. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary at Galaxy Digital Inc., 300 Vesey St., 13th Floor, New York, NY, 10282.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements under Rule 14a-19(b) of the Exchange Act.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
In connection with our solicitation of proxies for our 2027 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

OTHER MATTERS AND ADDITIONAL INFORMATION
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers, and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended December 31, 2025, except, due to administrative error: (i) a late Form 4 filing for Robert Rico reporting one transaction, (ii) a late Form 4 filing for Richard Tavoso reporting two transactions.
Available Information
Our financial statements for the year ended December 31, 2025 are included in our Annual Report, which we provide to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also available on our Investor Relations website at investor.galaxy.com, by clicking “SEC Filings” in the “Financials” dropdown list. A copy of our Annual Report, including the financial statements, and Proxy Statement are available without charge upon request to Broadridge by contacting them via (1) www.proxyvote.com, (2) 1-800-579-1639, or (3) sendmaterial@proxyvote.com. A copy of this Proxy Statement and our Annual Report will also be available via the SEC’s website at www.sec.gov. You may request, without charge, copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements and excluding exhibits, by contacting us via email at investor.relations@galaxy.com. A reasonable fee will be charged for copies of exhibits
*  *  *
The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
By Order of the Board,
/s/ Frances Fuqua
Frances Fuqua
Corporate Secretary

APPENDIX A
Statement Regarding Use of Non-GAAP Financial Measures
This Proxy Statement includes the following non-GAAP financial measure, which should be viewed in addition to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP:
•Adjusted EBITDA: Adjusted EBITDA is defined as net income / (loss), excluding (i) equity based compensation and related expense, (ii) notes interest expense and other expense, (iii) tax expense / (benefit), (iv) depreciation and amortization expense, (v) unrealized (gain) / loss on notes payable – derivative, (vi) mining-related impairment loss / loss on disposal of mining equipment, (vii) settlement expense, (viii) other (income) / expense, net and (ix) reorganization and reorganization merger costs that we believe are not indicative of our ongoing results. The above items are excluded from our Adjusted EBITDA because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods and competitors less meaningful.
We believe Adjusted EBITDA provides investors with additional useful information in evaluating Galaxy’s operating performance, as well as a useful measure for period-to-period comparisons of our business performance.
This non-GAAP financial measure does not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies in our industry. This non-GAAP financial measure has been prepared by, and is the responsibility of, Galaxy’s management, and has not been audited or reviewed by our independent registered public accounting firm. You should not place undue reliance on this non-GAAP financial measure.
Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands):

Year Ended December 31, 2025
Net income / (loss)	$(241,349)
Add back:
Equity based compensation and related expense	65,519
Notes interest expense and other expense	59,247
Tax expense / (benefit)	(29,330)
Depreciation and amortization expense	34,069
Mining related impairment loss / loss on disposal	95,056
Unrealized (gain) / loss on notes payable – derivative	35,544
Settlement expense	8,933
Other (income) / expense, net	(2,705)
Reorganization and reorganization merger costs	8,687
Adjusted EBITDA	$33,671

galaxy

GALAXY DIGITAL INC.
300 VESEY ST.
12th FLOOR
NEW YORK, NY 10282

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 27, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GLXY2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 27, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88742-P42295,Z92466 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GALAXY DIGITAL INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael Daffey
02) Bill Koutsouras
03) Rhonda Adams-Medina
04) Douglas Deason
05) Jane Dietze
06) Michael Novogratz

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Non-binding advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

Note: The proxy holders will vote in their discretion on such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

V88743-P42295-Z92466

GALAXY DIGITAL INC.
Annual Meeting of Stockholders
May 28, 2026 9:00 a.m. ET
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Michael Novogratz and Matthew Friedrich, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of GALAXY DIGITAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 a.m. ET on May 28, 2026, at www.virtualshareholdermeeting.com/GLXY2026, and any continuation, adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side